Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and among

Fleetwood Enterprises, Inc.,
Fleetwood Retail Corp. and
Fleetwood Retail Corp. Affiliates

and

CMH Homes, Inc. and CMH of KY., Inc.

as of July 7, 2005

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS; CLOSING

Section 2.1	Purchased Assets
Section 2.2	Excluded Assets
Section 2.3	Assumed Obligations
Section 2.4	Retained Obligations
Section 2.5	Payment of Purchase Price
Section 2.6	Adjustment Amount and Payment; Closed and Funded Sales Agreements
Section 2.7	Allocation of Purchase Price
Section 2.8	Closing
Section 2.9	Closing Obligations of Sellers
Section 2.10	Closing Obligations of Buyers
Section 2.11	Consents
Section 2.12	Proration of Charges

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

Section 3.1	Organization and Good Standing
Section 3.2	Due Authorization; Power and Authority
Section 3.3	No Conflicts
Section 3.4	Required Consents, Approvals and Filings
Section 3.5	Title to Purchased Assets Other Than Real Property
Section 3.6	Financial Statements
Section 3.7	Condition of Facilities
Section 3.8	Inventory
Section 3.9	Events Subsequent
Section 3.10	Taxes
Section 3.11	No Violation of Law; Governmental Authorizations
Section 3.12	Owned Real Property
Section 3.13	Leased Real Property
Section 3.14	Litigation
Section 3.15	Employees
Section 3.16	Collective Bargaining
Section 3.17	Contracts and Sales Agreements
Section 3.18	Environmental and Safety Matters
Section 3.19	Seller Employee Plans

Section 3.20	Solvency
Section 3.21	Books and Records
Section 3.22	Brokers
Section 3.23	No Other Representations or Warranties

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Section 4.1	Organization and Good Standing
Section 4.2	Due Authorization; Power and Authority
Section 4.3	No Conflicts
Section 4.4	Required Consents, Approvals and Filings
Section 4.5	Certain Proceedings
Section 4.6	Sufficient Funds
Section 4.7	Brokers

ARTICLE V
COVENANTS OF THE SELLER GROUP PRIOR TO CLOSING

Section 5.1	Operations Pending Closing
Section 5.2	Access
Section 5.3	Required Approvals
Section 5.4	Notification; Right to Modify Disclosure Schedule
Section 5.5	No Solicitation
Section 5.6	Best Efforts
Section 5.7	Payment of Liabilities; Bulk Sales Compliance
Section 5.8	Current Evidence of Title
Section 5.9	Environmental Matters

ARTICLE VI
COVENANTS OF BUYERS PRIOR TO CLOSING

Section 6.1	Required Approvals
Section 6.2	Best Efforts
Section 6.3	Diligence
Section 6.4	Prepaid Rent Locations

ARTICLE VII
CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE

Section 7.1	Accuracy of Representations
Section 7.2	Seller Group’s Performance
Section 7.3	Lease Consents
Section 7.4	Additional Documents

Section 7.5	No Proceedings
Section 7.6	No Conflict
Section 7.7	Governmental Authorizations
Section 7.8	Environmental Report
Section 7.9	Title Insurance
Section 7.10	No Injunctions

ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER GROUP’S OBLIGATION TO CLOSE

Section 8.1	Accuracy of Representations
Section 8.2	Buyers’ Performance
Section 8.3	Consents
Section 8.4	Additional Documents
Section 8.5	No Proceedings
Section 8.6	No Injunctions

ARTICLE IX
TERMINATION

Section 9.1	Termination Events
Section 9.2	Effect of Termination

ARTICLE X
ADDITIONAL COVENANTS

Section 10.1	Offers of Employment
Section 10.2	Benefits and Employment Conditions of Hired Employees
Section 10.3	Access to Employee Information
Section 10.4	Payment of All Taxes Resulting from Sale of Purchased Assets by Seller Group
Section 10.5	Payment of Other Retained Obligations
Section 10.6	Removing Excluded Assets
Section 10.7	Customer and Other Business Relationships; Retailer Warranties
Section 10.8	Post-Closing Access
Section 10.9	Further Assurances
Section 10.10	Confidential Memorandum, Etc.
Section 10.11	Limited Trademark Usage
Section 10.12	Future Licenses

ARTICLE XI
INDEMNIFICATION; REMEDIES

Section 11.1	Survival
Section 11.2	Indemnification and Reimbursement by the Seller Group
Section 11.3	Indemnification and Reimbursement by Buyers
Section 11.4	Limitations on Amount—the Seller Group
Section 11.5	Limitations on Amount—Buyers
Section 11.6	Time Limitations
Section 11.7	Third-Party Claims
Section 11.8	Other Claims
Section 11.9	Indemnification as Exclusive Remedy

ARTICLE XII
GENERAL PROVISIONS

Section 12.1	Expenses
Section 12.2	Public Announcements
Section 12.3	Notices; Designation of Contacts
Section 12.4	Jurisdiction; Service of Process
Section 12.5	Enforcement of Agreement
Section 12.6	Waiver
Section 12.7	Entire Agreement and Modification
Section 12.8	Disclosure Schedule
Section 12.9	Assignments, Successors and Third-Party Rights
Section 12.10	Severability
Section 12.11	Interpretation
Section 12.12	Time of Essence
Section 12.13	Governing Law
Section 12.14	Confidentiality Agreement
Section 12.15	Execution of Agreement

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Interim Stocking Agreement
Exhibit C	Non-Competition Agreement
Exhibit D	Bill of Sale

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2005, by and among CMH Homes, Inc., a Tennessee corporation (“CMH”), CMH of KY., Inc., a Kentucky corporation (“CMH of KY” and, collectively with CMH, “Buyers” and each individually, a “Buyer”), Fleetwood Enterprises, Inc., a Delaware corporation (“Parent”), Fleetwood Retail Corp., a Delaware corporation (“FRC”), and the FRC Affiliates listed on the Disclosure Schedule (the “Seller Affiliates” and together with FRC, “Sellers” and each individually, a “Seller”).

RECITALS:

Buyers desire to purchase from Sellers, and Sellers desire to sell to Buyers, the Purchased Assets (as hereinafter defined), and Buyers are willing to assume the Assumed Obligations (as hereinafter defined), all upon the terms and conditions hereinafter set forth.

In consideration of the foregoing and the mutual warranties, representations, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning given to such term in Section 5.5.

“Acquisition Transaction” has the meaning given to such term in Section 5.5.

“ADI Locations” means those locations which FRC currently subleases to Associated Dealers, Inc. or one of its subsidiaries.

“Additional Diligence” has the meaning given to such term in Section 6.3.

“Adjustment Amount” has the meaning given to such term in Section 2.6.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether by voting power, contract or otherwise.

“Ancillary Agreements” means the Non-Competition Agreement, the Assignment and Assumption Agreements and the Interim Stocking Agreement.

“Appurtenances” means all privileges, rights (including, without limitation, all oil, mineral and other subsurface rights, development rights, air rights and water rights), easements, hereditaments and appurtenances belonging to or for the benefit of the land, including all easements appurtenant to and for the benefit of any land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assignment and Assumption Agreements” means the Assignment and Assumption Agreement in the form set forth in Exhibit A and the Lease Assignment and Assumption Agreements in the forms agreed to by the parties from time to time.

“Assumed Obligations” has the meaning given to such term in Section 2.3.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” has the meaning given to such term in Section 2.9(b).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws” has the meaning given to such term in Section 5.7.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Buyer(s)” has the meaning given to such term in the first paragraph of this Agreement.

“Buyer Indemnified Persons” has the meaning given to such term in Section 11.2.

“Buyer Party” means a directly or indirectly wholly-owned subsidiary of Clayton Homes, Inc. designated by Buyers in writing not less than ten (10) Business Days prior to the Closing to acquire title to any of the Purchased Assets and to assume the related Assumed Obligations.

“Closed and Funded Sales Agreements” has the meaning given to such term in Section 2.6(f).

“Closing” has the meaning given to such term in Section 2.8.

“Closing Date” means the date on which the Closing actually takes place.

“Closing Inventory Balance” has the meaning given to such terms in Section 2.6(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning given to such term in Section 12.14.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Ancillary Agreements.

“Contract” means any agreement, contract, lease, indenture, mortgage, instrument, security interest, guaranty, consensual obligation, promise or undertaking, including any renewals and amendments thereto (whether written or oral and whether express or implied), whether or not legally binding, excluding Sales Agreements.

“Customer Deposits” means cash deposits paid to Sellers by customers of the Purchased Locations in the Ordinary Course of Business pursuant to Sales Agreements (other than Closed and Funded Sales Agreements) and reflected on the books of Sellers as of the Closing Date.

“Damages” has the meaning given to such term in Section 11.2.

“Disclosure Schedule” means the schedules, including all attachments to all schedules, attached hereto and, together with all exhibits hereto, a part hereof.

“Discontinued Locations” means those locations at which the FRC Business was formerly conducted, but is no longer conducted, and on which Inventory is located, as listed in the Disclosure Schedule.

“Effective Time” means 12:01 a.m., local time at the place where the Closing occurs, on the Closing Date.

“Employee” means an employee of a Seller whose location of employment is at a Purchased Location.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)                                  Any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)                                 Any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)                                  Financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 Any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that is designed to minimize, prevent, punish or remedy the consequences of actions that damage or threaten the Environment or human health, as in effect on the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Facilities” means the Owned Real Property, the Leased Real Property and the Tangible Personal Property.

“FRC Business” means the manufactured housing retail sales business of FRC as operated by Sellers.

“FRC Affiliates” means those entities listed as such in the Disclosure Schedule.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Interim Balance Sheet and the other financial statements referred to in Section 3.6 were prepared.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws, (b) if a general partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the articles of organization and operating agreement, (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person, and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (d) multinational organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (f) official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Owned Real Property or Leased Real Property or any part thereof into the Environment.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Hired Employees” has the meaning given to such term in Section 10.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated with respect thereto.

“Improvements” means all buildings, structures, fixtures, fittings, equipment, appliances and improvements located on any land, including those under construction.

“Indemnified Person” has the meaning given to such term in Section 11.7.

“Indemnifying Person” has the meaning given to such term in Section 11.7.

“Initial Inventory Balance” has the meaning given to such term in Section 2.6(b).

“Interim Balance Sheet” has the meaning given to such term in Section 3.6.

“Interim Stocking Agreement” means the Interim Stocking Agreement by and among Buyers and Parent in the form set forth in Exhibit B.

“Inventory” means all new and used inventory of the Sellers held in connection with the FRC Business conducted at the Purchased Locations, wherever located, including at the Discontinued Locations, including manufactured homes, raw materials, accessories, spare parts, Real Property held for sale on which a manufactured home is located or on which Seller plans to place a manufactured home, and all other materials and supplies to be sold, used or consumed by a Seller, all of which is (as of the date hereof), listed in the Disclosure Schedule.

“Inventory Balance” has the meaning given to such term in Section 2.6(b).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means, with respect to the Seller Group, the actual knowledge of each person listed on the Disclosure Schedule and with respect to Buyers and the Buyer Parties, the actual knowledge of each person listed on the Disclosure Schedule.

“Lease” means any lease, sublease, rental agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party that relates to Real Property located exclusively at a Purchased Location, together with any options to purchase the underlying Real Property and any other rights, subleases or deposits related thereto, as listed in the Disclosure Schedule.

“Leased Real Property” means any Real Property at a Purchased Location in which any Seller has rights pursuant to a Lease, as listed in the Disclosure Schedule.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty.

“Material Adverse Effect” means any event, change, circumstance or effect that is or would be materially adverse to (a) the business, financial condition or results of operations of the FRC Business taken as a whole, other than any event, change, circumstance or effect relating (i) to the economy or financial markets in general, (ii) in general to the industries in which Sellers operate and not specifically relating to Sellers, or (iii) to the impact of the execution of this Agreement or the disclosure thereof or of the Contemplated Transactions, or (b) the ability of any party to consummate the Contemplated Transactions.

“Minimum Number of Tier 1 Consents” has the meaning given to such term in Section 7.3.

“Minimum Percentage of Tier 2 Consents” has the meaning given to such term in Section 7.3.

“Minimum Percentage of Tier 3 Consents” has the meaning given to such term in Section 7.3.

“Non-Competition Agreement” means the Non-Competition Agreement by and among the members of the Seller Group and Buyers, in the form set forth in Exhibit C.

“Nonmaterial Consents” has the meaning given to such term in Section 2.11(b).

“Obligation” means with respect to any Person, any liability, obligation, responsibility or expense of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether based on common law or statute or arising under a contract or agreement or otherwise and whether or not the same is, or is required to be, reflected on the financial statements of such Person.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Owned Real Property” means all Real Property at a Purchased Location and all Real Property that is held for sale (on which a manufactured home is located or on which a Seller plans to place a manufactured home) that is owned by any Seller, as listed in the Disclosure Schedule.

“Permitted Encumbrances” means, collectively, Permitted Personal Property Encumbrances and Permitted Real Property Encumbrances.

“Permitted Personal Property Encumbrances” has the meaning given to such term in Section 3.5.

“Permitted Real Property Encumbrances” has the meaning given to such term in Section 3.12.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Potential Acquirer” has the meaning given to such term in Section 5.5.

“Pre-Closing Period” means the period of time between the date of this Agreement and the Closing Date.

“Prepaid Items” means those prepayments made by a Seller to Third Parties for rent, utilities and other items related to the Leases or any Contract.

“Prepaid Rent Locations” means the Purchased Locations with respect to which Sellers have prepaid rent under the Leases for such Purchased Locations and that Buyers have indicated they intend to continue operating after the Closing, as set forth in the Disclosure Schedule, as modified in accordance with Section 6.4.

“Prepaid Rent Adjustment” means an amount equal to eighty percent (80%) of (i) the amount of prepaid rent allocable to any Prepaid Rent Locations added to the Disclosure Schedule by Buyers pursuant to Section 6.4 after the date of this Agreement, less (ii) the amount of prepaid rent allocable to any Prepaid Rent Locations removed from the Disclosure Schedule by Buyers pursuant to Section 6.4 after the date of this Agreement.

“Proceeding” has the meaning given to such term in Section 3.14.

“Purchase Price” has the meaning given to such term in Section 2.5.

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Purchased Locations” means those locations at which the FRC Business is currently being conducted (other than ADI Locations) that are being purchased by Buyers from the Sellers pursuant to this Agreement, as listed in the Disclosure Schedule.

“Real Property” means land and all Appurtenances thereto and all Improvements thereon.

“Real Property Deduction” has the meaning given to such term in Sections 5.8 and 5.9.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) to bring all Owned Real Property and Leased Real Property and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Obligations” has the meaning given to such term in Section 2.4.

“Sales Agreements” means written home sales agreements with customers of the Purchased Locations.

“SEC” means the United States Securities and Exchange Commission.

“Seller Employee Plan” has the meaning given to such term in Section 3.19.

“Seller Group” means, collectively, Parent and Sellers.

“Seller Group Consents” has the meaning given to such term in Section 8.3.

“Seller Retained Contracts” has the meaning given to such term in Section 5.4(d).

“Seller Retained Inventory” has the meaning given to such term in Section 2.6.

“Sellers” has the meaning given to such term in the first paragraph of this Agreement.

“Seller Affiliates” has the meaning given to such term in the first paragraph of this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Superior Proposal” has the meaning given to such term in Section 5.5.

“Tangible Personal Property” means all office units, machinery, mechanical and spare parts, equipment, tools, furniture, office equipment, accessories, fixed assets, prepaid assets, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased by any Seller and located at any Purchased Location (whether or not carried on such Person’s books), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement or an Affiliate of any such party.

“Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Tier 1 Consents” has the meaning given to such term in Section 7.3.

“Tier 2 Consents” has the meaning given to such term in Section 7.3.

“Tier 3 Consents” has the meaning given to such term in Section 7.3.

 “WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS; CLOSING

Section 2.1                                   Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, but effective as of the Effective Time, Sellers shall sell, assign, convey, transfer and deliver to Buyers (or to any one or more Buyer Parties designated by Buyers), and Buyers shall (or shall cause the appropriate Buyer Party to) purchase, acquire and take assignment and delivery of all of Sellers’ right, title and interest in and to all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, in each case (unless another standard is expressly provided in this Agreement) to the extent (i) located at the Purchased Locations, (ii) otherwise dedicated to or used primarily in the FRC Business as conducted at the Purchased Locations in existence on the date hereof, wherever located, or (iii) constituting Inventory located at a Discontinued Location (in each case except to the extent disposed of prior to the Closing Date in compliance with Section 5.1 hereof), and any additions thereto on or before the Closing Date, including without limitation the assets, properties and rights described below, but in each case excluding the Excluded Assets (collectively, the “Purchased Assets”):

(a)                                  All Owned Real Property;

(b)                                 All Leased Real Property and related Leases other than the Leased Real Property and related Leases described in Section 2.2(s);

(c)                                  All Tangible Personal Property, including motor vehicles described on the Disclosure Schedule;

(d)                                 All Inventory;

(e)                                  All Prepaid Items other than those described in Section 2.2(r);

(f)                                    All Governmental Authorizations of the Sellers and all pending applications therefor or renewals thereof, in each case to the extent transferable to the relevant Buyers;

(g)                                 All data and Records related to the operations of the FRC Business at the Purchased Locations, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to applicable Legal Requirements, copies of all personnel records for Employees hired by either Buyer, provided that (i) such Employees shall have accepted employment with either Buyer within thirty (30) days after the Closing Date and (ii) Buyers shall provide written notice thereof to Sellers within five (5) Business Days after the date of such acceptance; provided, further, that Sellers shall not be required to deliver copies of personnel records for such Employees until the date that is thirty (30) days after receipt by Sellers of the notice contemplated in clause (ii) above;

(h)                                 All Contracts related exclusively to the FRC Business as conducted at one or more of the Purchased Locations (including all rights to amounts that first become payable after the Effective Time by any Third Party thereunder), but to the extent that a Contract is required to be listed in the Disclosure Schedule pursuant to Section 3.17, only if so listed, other than any Seller Retained Contracts;

(i)                                     All of the intangible rights and property listed on the Disclosure Schedule; and

(j)                                     All Sales Agreements for the pending sale of a manufactured home, except for Closed and Funded Sales Agreements.

All of the Purchased Assets located in Kentucky or exclusively related to the Purchased Locations in Kentucky (collectively, the “Kentucky Assets”) shall be sold, assigned,

conveyed, transferred and delivered by Sellers to CMH of KY, and all remaining Purchased Assets shall be sold, assigned, conveyed, transferred and delivered by Sellers to CMH.

Section 2.2                                   Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the assets of Sellers that are not described in Section 2.1 (collectively, the “Excluded Assets”) are not a part of the sale and purchase contemplated hereunder, and all of such assets, properties and rights are excluded from the Purchased Assets and shall remain the property of Parent or Sellers after the Closing, the Excluded Assets to include the following:

(a)                                  Any rights of Parent or Sellers under this Agreement or the Ancillary Agreements;

(b)                                 All cash, cash equivalents and short-term investments, other than the Prepaid Items not described in Section 2.2(r);

(c)                                  All minute books, stock and other corporate Records and corporate seals;

(d)                                 Any shares of capital stock of Sellers or any Seller Subsidiary held in treasury or by Parent or a Seller;

(e)                                  All insurance policies and rights thereunder, including all policies written by any Affiliate of the Seller Group;

(f)                                    All Contracts, other than those described in Section 2.1(h), including any Seller Retained Contracts;

(g)                                 All Records (including personnel Records) that Parent or Sellers are required by any Legal Requirement to retain in their possession;

(h)                                 All claims for refunds of Taxes and other governmental charges of whatever nature;

(i)                                     All rights in connection with and assets of the Seller Employee Plans;

(j)                                     All accounts and notes receivable of Sellers and any claim, remedy or other right related thereto;

(k)                                  All intangible rights and property of Sellers, including any right to the “Fleetwood” name or any derivative thereof, other than the intangible rights and property set forth in Section 2.1(i) of the Disclosure Schedule;

(l)                                     All Closed and Funded Sales Agreements;

(m)                               All hardware, software, furniture, fixtures and equipment located in the Houston, Texas facility of Sellers;

(n)                                 All computer and server hard drives and disks and other data storage devices of Sellers;

(o)                                 All property, rights and assets (other than Inventory) located at the Discontinued Locations;

(p)                                 All property, rights and assets, including Inventory, located at the ADI Locations;

(q)                                 Any Inventory specified in writing by Buyers as “Seller Retained Inventory” in accordance with the provisions of Section 2.6, together with any Sales Agreements related thereto;

(r)                                    All Prepaid Items constituting prepaid rent with respect to all Purchased Locations other than Prepaid Rent Locations;

(s)                                  All Leased Real Property and related Leases related to Purchased Locations with respect to which Sellers have prepaid rent, other than Prepaid Rent Locations; and;

(t)                                    All other rights, property and assets expressly designated on the Disclosure Schedule as constituting Excluded Assets.

Section 2.3                                   Assumed Obligations.  On the Closing Date, but effective as of the Effective Time, Buyers shall assume and agree to pay, perform, fulfill and discharge only the following Obligations of Parent and Sellers (the “Assumed Obligations”), with CMH of KY assuming all Assumed Obligations specifically related to the Kentucky Assets and CMH assuming all other Assumed Obligations:

(a)                                  All Obligations to customers of the Purchased Locations incurred by Sellers in the Ordinary Course of Business under Sales Agreements (other than Closed and Funded Sales Agreements) either (i) listed on the Disclosure Schedule or (ii) entered into after the date hereof and prior to the Effective Time and in each case reflected on Sellers’ books (other than any Obligation to the extent arising out of or relating to a Breach by a member of the Seller Group that occurred prior to the Effective Time) other than Obligations described in Section 2.4(i);

(b)                                 All Obligations arising after the Effective Time under the Leases described in Section 2.1(b) and the Contracts described in Schedule 2.1(h), (other than any

Obligation to the extent arising out of or relating to a Breach by a member of the Seller Group that occurred prior to the Effective Time); and

(c)                                  All Obligations to customers of the Purchased Locations for Customer Deposits.

Section 2.4                                   Retained Obligations.  The Retained Obligations shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers.  “Retained Obligations” shall mean all Obligations of Sellers other than the Assumed Obligations, including:

(a)                                  Any Obligation under any Lease, or Contract assumed by Buyers pursuant to Section 2.3 that arises after the Effective Time but only to the extent that such Obligation arises out of or relates to a Breach by a member of the Seller Group that occurred prior to the Effective Time;

(b)                                 Any Obligation for Taxes, including Taxes arising as a result of Sellers’ operation of the FRC Business or ownership of the Purchased Assets prior to the Effective Time, Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement, and any deferred Taxes of any nature to the extent arising as a result of Sellers’ operation of the FRC Business prior to the Effective Time;

(c)                                  Any Environmental, Health and Safety Liabilities to the extent arising out of or relating to the operation of the FRC Business or a member of the Seller Group’s leasing, ownership or operation of Real Property prior to the Effective Time;

(d)                                 Any Obligation under the Seller Employee Plans or relating to payroll, sick leave, workers’ compensation, unemployment benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for employees of any member of the Seller Group, former employees or both;

(e)                                  Any Obligation under any employment, severance, retention or termination agreement with any employee of any member of the Seller Group;

(f)                                    Any Obligation arising out of any Proceeding pending as of the Effective Time or commenced after the Effective Time to the extent arising out of or relating to any occurrence or event happening prior to the Effective Time;

(g)                                 Any Obligation of the Seller Group under this Agreement and the Ancillary Agreements;

(h)                                 Any Obligation arising out of or relating to an Employee grievance to the extent arising out of an event occurring prior to the Effective Time, whether or not the affected Employees are hired by Buyers;

(i)                                     Any Obligation under retailer warranties, manufacturer warranties and warranties imposed under applicable Legal Requirements to the extent relating to manufactured homes or other products manufactured or sold by a member of the Seller Group prior to the Effective Time; and

(j)                                     Any Obligation under any Contract, Sales Agreement or Lease not assumed by Buyers under Section 2.3, including under the Closed and Funded Sales Agreements.

Section 2.5                                   Payment of Purchase Price.  The consideration for the Purchased Assets (the “Purchase Price”) shall be (a) Seventy-Four Million Dollars ($74,000,000), plus or minus the Adjustment Amount (such amount, the “Cash Purchase Price”) and (b) the assumption of the Assumed Obligations.  On the Closing Date, Buyers shall pay the Cash Purchase Price, prior to adjustment on account of the Adjustment Amount, to the Seller Group by wire transfer of immediately available funds, less amounts paid to other Persons in order to obtain the releases described in Section 7.4.  The Adjustment Amount shall be paid in accordance with Section 2.6.  In addition, in the event Buyers or any Affiliate thereof purchase a portfolio of retail installment sales contracts, installment loan agreements or promissory notes (collectively, “Loans”) from HomeOne Credit Corp. or its Affiliates (collectively, “HCC”) prior to the Closing Date, Buyers shall pay to Parent an amount equal to 2.3% of the outstanding principal balance (as of the date such balance was determined in connection with such purchase) of the Loans (other than any Loans for which the original purchase price was less than 95.7% of such outstanding principal balance), to be paid simultaneously with the Cash Purchase Price in immediately available funds.  The Seller Group shall pay to Buyers in immediately available funds the amount of any Real Property Deductions within five (5) Business Days after receipt of any notice from Buyers as contemplated in Section 5.8 or 5.9.

Section 2.6                                   Adjustment Amount and Payment; Closed and Funded Sales Agreements.

(a)                                  The “Adjustment Amount” (which may be a positive or negative number) shall be equal to the sum of (i) the Initial Inventory Balance, less the Closing Inventory Balance, multiplied by 0.7, (ii) the aggregate amount of Customer Deposits (excluding Customer Deposits relating to Seller Retained Inventory), and (iii) the Prepaid Rent Adjustment, and shall be paid after the Closing as described below.  If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Parent to an account specified by Buyers.  If the Adjustment Amount is negative, the Adjustment Amount shall be paid by wire transfer by either Buyer to an account specified by Parent.  Within three (3) Business Days after the calculation of the Closing Inventory Balance becomes binding and conclusive on the parties pursuant to Section 2.6(d) or (e), Parent or either Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.6(a).

(b)                                 “Inventory Balance” as of a given date shall mean the portion of the amount shown on the balance sheet of FRC as “Inventories” that is allocable to the Purchased Locations.  The Inventory Balance of FRC as of the date of the Interim Balance Sheet (the “Initial Inventory Balance”), without regard to any reserve or impairment taken with respect to Parent’s exit from the FRC Business, was One Hundred Four Million Two Hundred Thirty-Eight Thousand Six Hundred Seventy-Nine Dollars ($104,238,679).

(c)                                  No later than twenty-one (21) days after the date of this Agreement, Buyers may deliver to the Seller Group a written notice listing any specific units of Inventory listed in the Disclosure Schedule that Buyers certify they are unable to locate after exercising their Best Efforts to do so and any specific units of Inventory that Buyers have reasonably determined in good faith are unusable and setting forth the reason for such determination (such Inventory, the “Seller Retained Inventory”).  Within five (5) Business Days after receipt of any notice contemplated in the preceding sentence, Sellers may give written notice to Buyers that Sellers disagree with Buyers’ list of Seller Retained Inventory.  If Sellers do not provide such notice, the list contained in the notice from Buyers shall be the list of Seller Retained Inventory.  If Sellers give such notice of disagreement with Buyers’ list, Buyers and Sellers agree to negotiate in good faith to develop a list of Seller Retained Inventory, if any, as to which all parties are in agreement no later than the date that is fifteen (15) after the Closing Date.  Sellers shall determine the Inventory Balance (excluding any Seller Retained Inventory) and the amount of Customer Deposits (excluding any Customer Deposits related to Seller Retained Inventory) as of the Closing Date by evaluating the Inventory over the fifteen (15) days immediately following the Closing Date (the “Closing Inventory Balance”) and shall deliver notice thereof, together with a schedule setting forth the Inventory as of the Closing Date, to Buyers.  The Closing Inventory Balance shall be determined on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Interim Balance Sheet, without regard to any reserve or impairment taken with respect to Parent’s exit from the FRC Business.

(d)                                 If within fifteen (15) days following delivery of the Closing Inventory Balance and the amount of Customer Deposits, Buyers have not given Parent written notice of their objection as to the Closing Inventory Balance or Customer Deposits calculation (which notice shall state the basis of Buyers’ objections), then the Closing Inventory Balance and Customer Deposits calculated by Parent shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(e)                                  If Buyers give Parent written notice of objection, and if Parent and Buyers fail to resolve the issues outstanding with respect to the calculation of the Closing Inventory Balance or Customer Deposits within fifteen (15) days of Parent’s receipt of Buyers’ objections notice, Parent and Buyers shall submit the issues remaining in dispute to the Independent Accountants for resolution applying the principles, policies and practices referred to in Section 2.6(c).  “Independent Accountants” means the firm of independent public accountants determined by reference to the list of firms in Section 2.6(e) of the Disclosure Schedule, in the order of priority in which such firms are set forth therein.  The Independent

Accountants shall be the first firm listed in the Disclosure Schedule, unless (i) either Parent or Buyers provide written notice (in the case of Buyers, with the notice contemplated in the first sentence of this subsection (e), and in the case of Parent, within three (3) Business Days after Parent’s receipt of such notice) to the other that Parent or Buyers, as the case may be, reasonably believe(s) that such firm is not independent with respect to one or more of the parties to this Agreement or (ii) such firm declines to act as the Independent Accountant hereunder (such events described in each of clause (i) and (ii) above being referred to herein as an “Accountant Disqualification”), in which case Independent Accountants shall mean the second firm listed in the Disclosure Schedule, unless an Accountant Disqualification exists with respect to such firm (with any subsequent notice to be given by any party within three (3) Business Days after the determination of any Accountant Disqualification).  The procedure for the selection of the Independent Accountants shall continue as described in the preceding sentence until a firm listed in the Disclosure Schedule is identified as to which no Accountant Disqualification exists, and if an Accountant Disqualification exists as to all of the firms so listed, the parties shall negotiate in good faith to select a firm of independent public accountants to be the Independent Accountants.  If issues are submitted to the Independent Accountants for resolution, (i) Parent and Buyers shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants, (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Parent and Buyers within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Inventory Balance, the Customer Deposits and the schedule of Inventory as of the Closing Date, and (iii) Parent on the one hand and Buyers on the other hand will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(f)                                    On or prior to the fifteenth (15th) day after the Closing Date, Sellers shall deliver to Buyers a complete and accurate list of all Sales Agreements under which (i) the sales transactions contemplated thereby were closed prior to the Closing Date and (ii) the total purchase price payable thereunder was fully funded five (5) Business Days following the Closing Date.  Buyers shall have five (5) Business Days from their receipt of such list of Sales Agreements within which to provide Sellers with written notice of their reasonable objection to such list, and if Buyers do not provide such notice within such period, that list shall constitute the list of “Closed and Funded Sales Agreements.”  If Buyers provide such notice to Sellers within such five (5) Business Day period, Buyers and Sellers agree to work in good faith to develop a list of such Sales Agreements as to which all parties are in agreement.

Section 2.7                                   Allocation of Purchase Price.   Buyers shall prepare and deliver IRS Form 8594 to Sellers within ninety (90) days after the Closing Date and the parties shall cooperate in good faith to determine an agreeable allocation of the Purchase Price within five (5) Business Days after the delivery of such Form 8594 to Sellers.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives determined in accordance with the preceding sentence for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  In any Proceeding related to the determination of any Tax, neither Buyers nor Sellers shall contend or represent that such allocation is not a correct allocation.

Section 2.8                                   Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Nelson Mullins Riley & Scarborough, LLP at 999 Peachtree Street, N.E., Suite 1400, Atlanta, GA 30309, commencing at 10:00 a.m. (local time) on the latest of (a) August 1, 2005, (b) the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, (c) the date that is five (5) Business Days after the Minimum Number of Tier 1 Consents, the Minimum Percentage of Tier 2 Consents and the Minimum Percentage of Tier 3 Consents have been obtained, and (d) the date that is five Business Days after the Seller Group Consents have been obtained, unless Buyers and the Seller Group otherwise agree.  Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.8 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Article IX.

Section 2.9                                   Closing Obligations of Sellers.   In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing Sellers shall deliver to Buyers the following, each dated the Closing Date and duly executed by the appropriate Seller:

(a)                                  The Assignment and Assumption Agreement;

(b)                                 For each Buyer, a bill of sale for all of the Purchased Assets to be acquired by such Buyer that are Tangible Personal Property in substantially the form of Exhibit D, with such changes as may be agreed to by the parties (the “Bill of Sale”), and an assignment of the Purchased Assets to be acquired by such Buyer that are intangible personal property in form and substance reasonably satisfactory to the Seller Group and Buyers;

(c)                                  For each interest in Owned Real Property, a recordable general warranty deed, and for each Leased Real Property, a Lease Assignment and Assumption Agreement or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to Buyers ;

(d)                                 Such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance or certificates similar in nature to the certificates described in Section 2.10(b) as may reasonably be requested by Buyers, each in form and substance reasonably satisfactory to Buyers and executed by Sellers;

(e)                                  A certificate executed by each member of the Seller Group as to the compliance by the Seller Group with Sections 7.1 and 7.2;

(f)                                    A certificate of the secretaries of each member of the Seller Group certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of each member of the Seller Group, certifying and attaching all requisite resolutions or actions of the respective Person’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Persons executing this Agreement and the Ancillary Agreements;

(g)                                 The Interim Stocking Agreement;

(h)                                 The Non-Competition Agreement; and

(i)                                     Accurate and complete copies of the Contracts constituting Purchased Assets, which shall be deemed delivered to Buyers if such Contracts are at the Purchased Locations.

Section 2.10                            Closing Obligations of Buyers.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing Buyers shall pay to the Seller Group the Purchase Price in accordance with Section 2.5 and shall, and shall cause the appropriate Buyer Parties to, deliver to the Seller Group the following, each dated the Closing Date and duly executed by a Buyer or the appropriate Buyer Party, as applicable:

(a)                                  The Assignment and Assumption Agreements;

(b)                                 Such certificates as Sellers may reasonably request in order to avoid incurring any sales or similar Taxes with respect to the sale of Inventory to Buyers, in form and substance reasonably satisfactory to Sellers and executed by the appropriate Buyer;

(c)                                  A certificate of the secretary of each Buyer (and, if applicable, Buyer Party) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of such Buyer or Buyer Party as appropriate, certifying and attaching all requisite resolutions or actions of such Buyer’s or Buyer Party’s, as appropriate, board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of such Buyer or Buyer Party, as appropriate, executing this Agreement and the Ancillary Agreements;

(d)                                 A certificate executed by each Buyer certifying as to the compliance by such Buyer and the Buyer Parties with Section 8.1 and 8.2;

(e)                                  The Interim Stocking Agreement; and

(f)                                    The Non-Competition Agreement.

Section 2.11                            Consents.

(a)                                  If there are any Tier 3 Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing Date and the Minimum Number of Tier 1 Consents, the Minimum Percentage of Tier 2 Consents or the Minimum Percentage of Tier 3 Consents have not been obtained, in the case of each Lease as to which such Tier 3 Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Leases”), Buyers may waive the closing conditions as to obtaining at least the Minimum Number of Tier 1 Consents, the Minimum Percentage of Tier 2 Consents and the Minimum Percentage of Tier 3 Consents with respect to any Tier 3 Consent.

If the Minimum Number of Tier 1 Consents, the Minimum Percentage of Tier 2 Consents and the Minimum Percentage of Tier 3 Consents have been obtained or Buyers waive their rights with respect to such closing conditions and the Closing occurs, notwithstanding any provision of this Agreement, neither this Agreement nor the Assignment and Assumption Agreements nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Leases, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Tier 3 Consent relating to each Restricted Material Lease as quickly as practicable.  Pending the obtaining of such Tier 3 Consents relating to any Restricted Material Lease, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyers the benefits of use of the Restricted Material Lease for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyers of any and all rights of a Seller against a Third Party thereunder).  Once a Tier 3 Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Lease is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Lease to the applicable Buyer or the designated Buyer Party, and the applicable Buyer shall assume the obligations under such Restricted Material Lease assigned to such Buyer or the designated Buyer Party from and after the date of assignment to such Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreements (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyers).

(b)                                 If there are any Consents listed in Section 3.4 of the Disclosure Schedule that are not listed in Section 7.3 of the Disclosure Schedule as Tier 3 Consents (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyers shall elect at the Closing, in the case of each of the Contracts, Sales Agreements or Leases as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to

(i)                                     accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyers and the Seller Group, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreements as elsewhere provided under this Agreement or

(ii)                                  reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding any portion of this Agreement, (A) neither this Agreement nor the Assignment and Assumption Agreements nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Sellers shall retain such Restricted Nonmaterial Contract and all Obligations arising therefrom or relating thereto.

Section 2.12                            Proration of Charges.   Within one (1) month after the Closing Date, the parties shall agree on a proration of charges incurred or to be incurred in the Ordinary Course of Business in connection with the operation of the Purchased Locations for utilities, telephone service, maintenance charges, local Real Property and ad valorem taxes, rent and similar charges and expenses.  This proration shall reflect the principle that all charges and expenses attributable to the period at or after the Effective Time are for the account of Buyers and all charges and expenses attributable to the period prior to the Effective Time are for the account of Sellers.  Promptly following the parties’ agreement on such proration, either Seller shall pay Buyers, or either Buyer shall pay Sellers, as applicable, in cash, the net amount determined as result of such proration to be either owed to Buyers or owed to Sellers, as applicable.  In the event of a conflict between this Section 2.12 and Sections 2.1, 2.2, 2.3 or 2.4, the provisions of Sections 2.1, 2.2, 2.3 and 2.4 shall control.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER GROUP

Except as set forth in the Disclosure Schedule, each member of the Seller Group represents and warrants, jointly and severally, to Buyers as follows:

Section 3.1                                   Organization and Good Standing.  Each member of the Seller Group is a corporation duly organized, validly existing and in good standing under the laws of their applicable state of organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Leases and Contracts to which it is a party.  Each member of the Seller Group is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the FRC Business requires the relevant member of the Seller Group to qualify to transact business as a foreign corporation and in which the absence to be so qualified would have a Material Adverse Effect.

Section 3.2                                   Due Authorization; Power and Authority.   Each member of the Seller Group has the right, power and capacity to execute, deliver and perform this Agreement and all the documents and instruments referred to herein and contemplated hereby, including the Ancillary Agreements, and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of the Seller Group.  This Agreement has been, and each of the Ancillary Agreements and the Bill of Sale after execution and delivery thereof at the Closing will have been, duly and validly executed and delivered by the relevant member of the Seller Group and constitute their respective legal, valid and binding obligations, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or equitable principles.

Section 3.3                                   No Conflicts.   Subject to obtaining the Consents and making the filings described in Section 3.4 and except for such matters that would not prevent the consummation of the Contemplated Transactions, the execution and delivery by the Seller Group of this Agreement and of the Ancillary Agreements, and the consummation of the Contemplated Transactions by the Seller Group, will not:

(a)                                  Violate or conflict with any of the provisions of any Governing Document of a member of the Seller Group;

(b)                                 Violate, conflict with, result in a Breach or default under, cause termination of, create any right of termination under or any adverse change of rights under (including the acceleration of payments under), any term or condition of, or result in the creation of any Encumbrance pursuant to, any mortgage, indenture, contract, license, permit, instrument or other agreement, document or instrument to which a member of the Seller Group is a party, or by which a member of the Seller Group or by the Purchased Assets may be bound which, individually or in the aggregate, would have a Material Adverse Effect;

(c)                                  Violate any Legal Requirement or any valid and enforceable court order or ruling of any Governmental Body binding upon a member of the Seller Group, or by which the Purchased Assets may be bound, which, individually or in the aggregate, would have a Material Adverse Effect; or

(d)                                 Result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon any Purchased Asset.

Section 3.4                                   Required Consents, Approvals and Filings.   Except for the expiration or earlier termination of the waiting period under the HSR Act and the Consents specified on the Disclosure Schedule and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, no Consent is required by virtue of the execution hereof by a member of the Seller Group or the consummation of any of the Contemplated Transactions by the Seller Group to avoid a Breach under, or the creation of an Encumbrance on, the Purchased Assets pursuant to the terms of any regulation, order, decree or award of any court or Governmental Body or any Contract to which a member of the Seller Group is a party or to which the Purchased Assets are subject.  Except for filings under the HSR Act, there are no filings or similar procedures required of the Seller Group with respect to any Governmental Body in connection with the consummation of the Contemplated Transactions.

Section 3.5                                   Title to Purchased Assets Other Than Real Property.   Sellers have good and transferable title to the Purchased Assets (other than Owned Real Property and Leased Real Property) free and clear of all Encumbrances except for such Encumbrances as are disclosed on the Disclosure Schedule and Permitted Personal Property Encumbrances.  “Permitted Personal Property Encumbrances” mean (a) except with respect to Inventory, mechanics’, carriers’, workmens’, repairmens’ or other like Encumbrances arising or incurred in the Ordinary Course of Business, and (b) Encumbrances for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty.  (This Section 3.5 does not relate to Real Property or interests in Real Property, it being the intent of the parties that such items are the subject of Sections 3.12 and 3.13.)

Section 3.6                                   Financial Statements.   The Disclosure Schedule sets forth the unaudited balance sheet of FRC as of March 31, 2005 (the “Interim Balance Sheet”), and the related unaudited statements of income for the fiscal year ended March 31, 2005 (together with Interim Balance Sheet, including the notes thereto, the “Financial Statements”).  The Financial Statements have been prepared from the accounting books and records of FRC in conformity with the accounting principles disclosed in the notes thereto and fairly present, in all material respects, the financial position as of the date thereof and the results of the operations of FRC for the period therein described, in each case in accordance with GAAP, except as otherwise provided in the Financial Statements and the notes thereto.

Section 3.7                                   Condition of Facilities.   All Improvements on Owned Real Property and all Improvements on the Leased Real Property are in substantial compliance with applicable material Legal Requirements, including zoning and land use ordinances and regulations.  The Improvements included in the Purchased Assets are in a condition adequate for the conduct of the FRC Business at the Purchased Locations as currently conducted.  To the Knowledge of FRC, none of the Owned Real Property or the Leased Real Property is subject to (a) any governmental decree or order, including any condemnation or eminent domain proceeding, pending or threatened, to be sold or taken by any Governmental Body, or (b) any rights-of-way, building use restrictions, exceptions, variances, reservations or limitations that, individually or in the aggregate, materially impair the ability of FRC to conduct the FRC Business at the Purchased Locations as currently conducted.  The Tangible

Personal Property included in the Purchased Assets, taken as a whole, is in a condition adequate for the conduct of the FRC Business at the Purchased Locations as currently conducted.  The Purchased Assets constitute all of the assets and properties of any nature necessary to operate the Purchased Locations in the manner presently operated by Sellers except for such assets and properties as are described in Section 2.2(a) through (t).

Section 3.8                                   Inventory.   All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of the Sellers except for obsolete items and items of below-standard quality, and Buyers acknowledge that the Purchase Price and Adjustment Amount calculation reflect the agreed upon allowance for the condition of the Inventory.  All of the Inventory at the Purchased Locations is owned by Sellers, except pre-owned, consigned Inventory and except as disclosed on the Disclosure Schedule.  Inventory now on hand that was purchased after the date of Interim Balance Sheet was purchased in the Ordinary Course of Business of FRC at a cost not exceeding market prices prevailing at the time of purchase.

Section 3.9                                   Events Subsequent.   Since the date of the Interim Balance Sheet, (a) Sellers have conducted the FRC Business at the Purchased Locations in the Ordinary Course of Business and have not taken any action that would not be permitted under Section 5.1(a), (c), (e) or (h) after the date of this Agreement, and (b) there have been no events, changes, effects or developments that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10                            Taxes.

(a)                                  All material Tax Returns required to be filed by or on behalf of Sellers with respect to the FRC Business have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects.  None of the Sellers currently is the beneficiary of any extension of time within which to file any material Tax Return with respect to the FRC Business, other than in the Ordinary Course of Business.

(b)                                 All Taxes owed with respect to the FRC Business (whether or not shown to be payable on the material Tax Returns) have been paid in full on a timely basis, other than Taxes that are being contested in good faith, as specified on the Disclosure Schedule.  None of the Sellers has waived any statutes of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the FRC Business.

(c)                                  Sellers, with respect to the FRC Business, have withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all material information reporting and withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor or independent contractor of the FRC Business as conducted at the Purchased Locations.

(d)                                 There are no Encumbrances on any of the Purchased Assets with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a Seller is contesting in good faith through appropriate proceedings, as specified in the Disclosure Schedule, and for which appropriate reserves have been established on the Financial Statements.

Section 3.11                            No Violation of Law; Governmental Authorizations.   The FRC Business at the Purchased Locations is not in violation in any material respect of any applicable material Legal Requirement or Order of a Governmental Body.  No member of the Seller Group has received written notice of any enforcement action against any member of the Seller Group relating to the Purchased Assets in connection with any material violation or alleged material violation of any material applicable Legal Requirement.  To the Knowledge of the Seller Group, the FRC Business possesses all material Governmental Authorizations required for the operation of the FRC Business at the Purchased Locations as currently conducted.  (Buyers acknowledge that this Section 3.11 shall not relate to environmental matters, it being the intent of the parties that such matters shall be governed solely by Section 3.18.)

Section 3.12                            Owned Real Property.   The Disclosure Schedule sets forth a list of all Owned Real Property of Sellers.  FRC or the applicable FRC Subsidiary owns such Owned Real Property in fee simple, free and clear of all Encumbrances, other than the Permitted Real Property Encumbrances, if any.  To the Knowledge of the Seller Group, there are no Permitted Real Property Encumbrances described in subsection (b) below that would have a material and adverse effect on the value of the affected parcel of Owned Real Property.  For purposes hereof, the term “Permitted Real Property Encumbrances” shall mean:

(a)                                  Statutory liens for current taxes or other governmental charges with respect to the Owned Real Property not yet due and payable or the amount of validity of which is being contested in good faith by appropriate proceedings by any member of the FRC Group;

(b)                                 Landlord’s liens, or mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent;

(c)                                  Zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over the Owned Real Property;

(d)                                 Minor title defects (with respect to Owned Real Property constituting Inventory), covenants, conditions, restrictions, easements and other similar matters affecting title to the Owned Real Property that do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the operation of the FRC Business as conducted at the Purchased Locations or impair the ability to sell any such Owned Real Property; and

(e)                                  Matters that would be disclosed by a survey which do not materially impair the occupancy or use of the Owned Real Property for the purposes for which it is currently used in connection with the operation of the FRC Business as conducted at the Purchased Locations or impair the ability to sell any such Owned Real Property.

Section 3.13                            Leased Real Property.   The Disclosure Schedule contains a complete list of Leases included in the Purchased Assets.

(a)                                  Each Lease is in full force and effect and is valid and enforceable in accordance with its terms; and each Lease is assignable by Sellers or the relevant Sellers’ Affiliates to Buyers without the consent of any other Person, except as set forth in the Disclosure Schedule.

(b)                                 No Seller has received written notice of any continuing default under any Lease by a Seller and, to the Knowledge of Sellers, there has not occurred any material default thereunder by any other party thereto.

(c)                                  Sellers have provided Buyers with a complete, true and correct copy of each Lease, together with any amendments or modifications thereto, referenced on the Disclosure Schedule.  No Seller has made any previous assignment, transfer or other disposition of all or any part of its interest in any Leases and there are no Encumbrances (other than Permitted Encumbrances) covering any Lease that will survive the Closing.

(d)                                 There are no written or, to the Knowledge of Sellers, oral agreements pursuant to which any Person other than Sellers has any legal right to possession of the Leased Real Property.

Section 3.14                            Litigation.   The Disclosure Schedule sets forth all litigation, suits, actions, investigations, indictments or informations, proceedings or arbitrations pending, or to the Knowledge of the Seller Group, threatened, before any court, arbitration tribunal, or judicial, Governmental Body, against Sellers relating to the FRC Business at the Purchased Locations or the Purchased Assets (a “Proceeding”) and which

(a)                                  involve a claim against Sellers of, or which involve an unspecified amount which could reasonably be expected to result in liability of, more than Fifty Thousand Dollars ($50,000),

(b)                                 seek any injunctive relief which would adversely affect Buyers’ acquisition, ownership or operation of the Purchased Assets, or

(c)                                  seek to prevent or delay Sellers’ consummation of the Contemplated Transactions.  There are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands or awards against Sellers directly relating to the Purchased Assets to which either Sellers is a party or binding upon Sellers that is unsatisfied or that requires continuing compliance therewith by Sellers and that involves an amount in excess of Fifty Thousand Dollars ($50,000) or provides injunctive relief.

Section 3.15                            Employees.   The Disclosure Schedule sets forth the names, current compensation, job title, date of hiring or commencement of employment of all Employees.  As of the date of this Agreement, no officer or manager of a Purchased Location has notified any Seller in writing of any present intent to terminate employment.

Section 3.16                            Collective Bargaining.   There are no labor contracts or collective bargaining agreements covering wages, hours or working conditions for any of the Employees, and no other collective bargaining agreement or union contract is currently being negotiated by Sellers or any Seller Subsidiary.  There is no grievance or arbitration Proceeding pending that would have an adverse effect on the FRC Business as conducted at the Purchased Locations.

Section 3.17                            Contracts and Sales Agreements.

(a)                                  The Disclosure Schedule contains an accurate and complete list of all Sales Agreements included in the Purchased Assets for which a customer record has been created in Sellers’ accounting system as of the date of this Agreement and the following Contracts:

(i)                                     Each Contract included in the Purchased Assets that (A) involves performance of services or delivery of goods or materials by or to Sellers of an amount or value in excess of Five Thousand Dollars ($5,000) per year for Contracts that relate to a particular Purchased Location or Fifty Thousand Dollars ($50,000) per year for Contracts that relate to the FRC Business as a whole, or (B) has a remaining term of more than one (1) year from the date of this Agreement;

(ii)                                  Each material Contract included in the Purchased Assets containing covenants that purport to restrict materially Sellers’ business activity or limit materially the freedom of Sellers to engage in any line of business or to compete with any Person; and

(iii)                               Each Contract included in the Purchased Assets providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods.

(b)                                 Each Contract and Sales Agreement identified or required to be identified pursuant to Section 3.17(a) is in full force and effect and is valid and enforceable in accordance with its terms and is assignable by the relevant Sellers to Buyers without the consent of any other Person.  No member of the Seller Group has received written notice of any material Breach under any Contract or Sales Agreements identified or required to be identified pursuant to Section 3.17(a) by the Sellers and, to the Knowledge of the Seller Group, there has not occurred any material Breach thereunder by any other party thereto.  To the knowledge of Sellers, Sellers have not given to or received from any other Person, at any time since January 1, 2005, any written notice regarding any actual or alleged violation or Breach of, or default under, any Contract or Sales Agreement identified or required to be identified pursuant to Section 3.17(a).

(c)                                  Section 3.17(c) of the Disclosure Schedule sets forth a list of Contracts that are within the description set forth in Section 3.17(a)(i) and that are used in the FRC Business, but are not used exclusively in the FRC Business conducted at the Purchased Locations.  The parties hereby agree to cooperate in good faith to determine, by the date that is twenty-one (21) days after the date of this Agreement, which, if any, of such Contracts should be Purchased Assets and which Contracts should be Excluded Assets.  The parties also agree to negotiate in good faith to make appropriate arrangements to provide, on an interim basis, services to Buyers related to any such Contracts that are determined to be Excluded Assets.  Any such Contracts that the parties determine should be Purchased Assets shall not be counted against the dollar limit set forth in Section 5.4(d).

Section 3.18                            Environmental and Safety Matters.

(a)                                  The FRC Business conducted by the Sellers at the Purchased Locations possesses all requisite Governmental Authorizations required under the Environmental Laws for the operation there as currently conducted and those required for the current occupancy and use of the Owned Real Property and the Leased Real Property, except such Governmental Authorizations as to which the failure to so possess would not have a Material Adverse Effect.  Each such Governmental Authorization is in full force and effect and, to the Knowledge of the Seller Group, no violation, suspension or cancellation of any such Governmental Authorization is threatened.  Each such Governmental Authorization will be in full force and effect as of the Closing Date.

(b)                                 Except to the extent that noncompliance would not have a Material Adverse Effect, the FRC Business conducted by the Sellers at the Purchased Locations is in compliance in all material respects with all applicable Environmental Laws and all material Governmental Authorizations required under Environmental Laws.  There is no pending or, to the Knowledge of the Seller Group, threatened civil or criminal litigation, potentially responsible party notice letter, formal administrative proceeding, investigation, inquiry or information request by any Governmental Body, relating to any Environmental Law involving the FRC Business as conducted at the Purchased Locations or the Purchased Assets.

(c)                                  Except to the extent that such Releases would not have a Material Adverse Effect, to the Knowledge of the Seller Group, there have been no Releases of any

Hazardous Materials into the Environment that would cause the FRC Business at the Purchased Locations to incur material costs pursuant to Environmental Laws.

(d)                                 This Section 3.18 contains the sole and exclusive representations and warranties of any member of the Seller Group with respect to environmental or safety matters, including without limitation any matter arising under Environmental Laws.

Section 3.19                            Seller Employee Plans.

(a)                                  Sellers or Parent have made available to Buyers copies of each material (i) employee benefit plan as defined in Section 3(3) of ERISA covering Employees or (ii) obligation to, arrangement with, or plan or program for the benefit of, Employees, including, but not limited to, bonuses, incentive compensation, deferred compensation, supplemental pensions, vacations, severance pay, insurance or any other benefit, program or practice for Employees which is not included in clause (i) (each, a “Seller Employee Plan”).  The Disclosure Schedule lists the Seller Employee Plans.

(b)                                 Each Seller Employee Plan has been administered in material compliance with the terms of such Seller Employee Plan and the provisions of all applicable Legal Requirements.

(c)                                  There are no Proceedings pending, or to the Knowledge of the Seller Group, threatened with respect to any Seller Employee Plan, other than routine claims for benefits.

Section 3.20                          Solvency.   The Seller Group is not now insolvent, nor will the Seller Group be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Obligations of the Seller Group exceeds the present fair value of their assets. Immediately after giving effect to the consummation of the Contemplated Transactions, the Seller Group will be able to pay its Obligations as they become due in the usual course of business, the Seller Group will not have unreasonably small capital with which to conduct its present or proposed business, the Seller Group will have assets (calculated at fair market value) that exceed its Obligations, and taking into account all pending and threatened litigation, final judgments against the Seller Group in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Seller Group will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Seller Group.  The cash available to the Seller Group, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

Section 3.21                          Books and Records.   The Records of the FRC Business that have been made available to Buyers are complete and correct in all material respects and have been maintained in accordance with sound business practices.

Section 3.22                          Brokers.   Except as set forth in the Disclosure Schedule, none of Sellers has used any broker or finder in connection with the Contemplated Transactions.  Neither Buyer, nor any of their respective Affiliates, has or shall have any Obligation or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Sellers in connection with any of the Contemplated Transactions.

Section 3.23                            No Other Representations or Warranties.   EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS ARTICLE III, (A) NO MEMBER OF THE SELLER GROUP MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE PURCHASED ASSETS, THE ASSUMED OBLIGATIONS OR THE BUSINESS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, AND (B) THE PURCHASED ASSETS AND THE ASSUMED OBLIGATIONS ARE CONVEYED ON AN “AS IS, WHERE IS” BASIS AS OF THE CLOSING, AND BUYERS SHALL RELY UPON THEIR OWN EXAMINATION THEREOF.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers represent and warrant to the Seller Group as follows:

Section 4.1                                   Organization and Good Standing.   Buyers and each Buyer Party are corporations duly organized, validly existing and in good standing under the laws of their applicable state of organization, with full corporate power and authority to conduct their business as it is now being conducted and to perform all of their obligations under the Assumed Obligations.  Buyers and each Buyer Party are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which their business requires Buyers and each Buyer Party to qualify to transact business as foreign corporations and in which the absence to be so qualified would have a Material Adverse Effect.

Section 4.2                                   Due Authorization; Power and Authority.   Buyers and each Buyer Party have the right, power and capacity to execute, deliver and perform this Agreement and all the documents and instruments referred to herein and contemplated hereby, including the Ancillary Agreements, and to consummate the Contemplated Transactions.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyers and each Buyer Party.  This Agreement has been, and each of the Ancillary Agreements after execution and delivery thereof at the Closing will have been, duly and validly executed and delivered by Buyers and each Buyer Party and constitute their respective legal, valid and binding obligations, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or equitable principles.

Section 4.3                                   No Conflicts.   Subject to obtaining the consents and approvals and making the filings described in Section 4.4 and except for such matters that would not prevent the consummation of the Contemplated Transactions, the execution and delivery by Buyers of this Agreement and of the Ancillary Agreements, and the consummation of the Contemplated Transactions by Buyers and each Buyer Party, will not:

(a)                                  Violate or conflict with any of the provisions of any Governing Document of Buyers or any Buyer Party;

(b)                                 Violate, conflict with, result in a Breach or default under, cause termination of, create any right of termination under or any adverse change of rights under (including the acceleration of payments under), any term or condition of, or result in the creation of any Encumbrance pursuant to, any Contract to which either Buyer or any Buyer Party is a party, or by which either Buyer and any Buyer Party or by the Purchased Assets may be bound, which, individually or in the aggregate, would have a Material Adverse Effect;

(c)                                  Violate any Legal Requirement or any valid and enforceable court order or ruling of any governmental authority to which either Buyer or any Buyer Party is a party, or by which the Purchased Assets may be bound, which, individually or in the aggregate, would have a Material Adverse Effect.

Section 4.4                                   Required Consents, Approvals and Filings.   Except for the expiration or earlier termination of the waiting period under the HSR Act and except for such matters as would not, individually or in the aggregate (a) have a Material Adverse Effect or (b) prevent the consummation of the Contemplated Transactions, no Consent is required by virtue of the execution hereof by Buyers or any Buyer Party or the consummation of any of the Contemplated Transactions by Buyers or any Buyer Party to avoid the Breach of, or the default under any regulation, order, decree or award of any court or Governmental Body or any Contract to which Buyers or any Buyer Party is a party.  Except for filings under the HSR Act, there are no filings or similar procedures required of Buyers or any Buyer Party with respect to any Governmental Body in connection with the consummation of the Contemplated Transactions.

Section 4.5                                   Certain Proceedings.   There is no Proceeding pending or, to the Knowledge of Buyers or any Buyer Party, threatened against Buyers or any Buyer Party that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the execution of this Agreement or the consummation of any of the Contemplated Transactions.

Section 4.6                                   Sufficient Funds.   Buyers and the Buyer Parties have sufficient cash, lines of credit or other sources of available funds to enable them to effect the purchases and other obligations of Buyers and the Buyer Parties hereunder and under the Ancillary Agreements.

Section 4.7                                   Brokers.   Neither Buyer nor any Buyer Party has used any broker or finder in connection with the Contemplated Transactions, and no member of the Seller Group or Seller Subsidiary, nor any of their respective Affiliates, has or shall have any Obligation or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Buyers or any Buyer Party in connection with any of the Contemplated Transactions.

ARTICLE V

COVENANTS OF THE SELLER GROUP PRIOR TO CLOSING

Section 5.1                                   Operations Pending Closing.   During the Pre-Closing Period, except as otherwise set forth in this Agreement or as consented to in writing in advance by CMH, Sellers shall comply with the following covenants; provided, however, that such covenants shall apply in each case only with respect to the FRC Business as conducted at the Purchased Locations.  In that regard, Sellers shall, consistent with all applicable Legal Requirements:

(a)                                  Conduct the FRC Business only in the Ordinary Course of Business;

(b)                                 Except as otherwise directed by CMH in writing, and without making any commitment on Buyers’ behalf, use its Best Efforts to preserve intact the FRC Business, keep available the services of its officers, Employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it, and confer with Buyers prior to implementing operational decisions of a material nature;

(c)                                  Not sell (other than sales of Inventory in the Ordinary Course of Business), lease or otherwise dispose of (i) any Owned Real Property or Leased Real Property or (ii) any other assets or properties of Sellers included in the Purchased Assets except pursuant to any arrangements existing on the date of this Agreement;

(d)                                 Make no material changes in management personnel without prior consultation with Buyers;

(e)                                  Maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of the FRC Business;

(f)                                    Comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of the FRC Business, and not enter into any material amendments or modifications to (i) any Governmental Authorizations included in the Purchased Assets other than in the Ordinary Course of Business, or (ii) any Contracts (other than Contracts not required to be listed in Section 3.17 of the Disclosure Schedule) or Leases included in the Purchased Assets;

(g)                                 Cooperate with Buyers and assist Buyers in (i) identifying the Governmental Authorizations required by Buyers to acquire and operate the Purchased Assets from and after the Closing Date and (ii) either transferring existing Governmental Authorizations relating to the FRC Business to Buyers, where permissible, or obtaining new Governmental Authorizations for Buyers at Buyers’ expense;

(h)                                 Maintain all books and Records of Seller relating to the FRC Business in the Ordinary Course of Business;

(i)                                     Not mortgage, pledge or subject to Encumbrances any Purchased Assets, except by incurring Permitted Encumbrances in the Ordinary Course of Business.

Section 5.2                                   Access.   During the Pre-Closing Period and consistent with the Confidentiality Agreement and all applicable Legal Requirements, the Seller Group shall, with respect to the FRC Business as conducted at the Purchased Locations and the Purchased Assets (a) provide Buyers and their authorized Representatives with such information as Buyers may from time to time reasonably request with respect to the Purchased Assets and such portions of the FRC Business and (b) provide Buyers and their Representatives access, during regular business hours and upon reasonable notice, to the Real Property, property, books, Records, offices, personnel, counsel and accountants of the Seller Group as such relate to such portion of the FRC Business as Buyers may from time to time reasonably request; provided, however, that (i) such access does not unreasonably interfere with the normal operations of the Seller Group and (ii) all requests for access shall be directed to such person as the Seller Group may designate from time to time.  Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the FRC Business, and any Representative of Buyers shall, at all times while in the Facilities, be accompanied by an employee or Representative of the Seller Group.

Section 5.3                                   Required Approvals.   The Seller Group shall file or cause to be filed with appropriate Governmental Bodies any notifications required to be filed under applicable laws and regulations, including the HSR Act, with respect to the Contemplated Transactions.  The Seller Group shall use its Best Efforts to make such filings as promptly as practicable following the date hereof.  The Seller Group shall respond to any request for additional information made by any such Governmental Bodies and use its Best Efforts to cause the waiting period under applicable laws and regulations, including the HSR Act, to terminate or expire at the earliest possible date and to resist in good faith (including the institution or defense of legal proceedings), any assertion that the Contemplated Transactions constitute a violation of the antitrust laws, all to the end of expediting consummation of the Contemplated Transactions.  Each of the Seller Group, on the one hand, and Buyers, on the other, shall consult with the other prior to any meetings, by telephone or in person, with the staff of the applicable Governmental Bodies that relate to assertions by such Governmental Bodies that the Contemplated Transactions have an anticompetitive effect, and each of the Seller Group and Buyers shall have the right, to the extent permitted by the applicable Governmental Bodies, to have Representatives present at any such meeting.  The Seller Group also shall cooperate with Buyers and their Representatives in obtaining all other Tier 3 Consents.  For avoidance of doubt, the Seller Group’s obligation to use its Best Efforts as set forth in this Section 5.3 shall not obligate the Seller Group or its Affiliates (i) to take or consent or agree to any actions that would result in a material adverse change in the benefits to the Seller Group of this Agreement and the Contemplated Transactions or in the failure of any of the conditions set forth in Article VII or VIII, or (ii) to dispose of or make any change to their business, expend any material funds or incur any other material burden.

Section 5.4                                   Notification; Right to Modify Disclosure Schedule.

(a)                                  During the Pre-Closing Period the Seller Group shall promptly notify Buyers in writing if any of them becomes aware of (i) any fact or condition that causes or constitutes a material Breach of any of the representations and warranties made by the Seller Group as of the date of this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a material Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or discovery by the Seller Group of, such fact or condition.  Should any such fact or condition require any change to the Disclosure Schedule, the Seller Group shall promptly deliver to Buyers a supplement to the Disclosure Schedule specifying such change.  During the same period, the Seller Group also shall promptly notify Buyers of the occurrence of any material Breach of any covenant of the Seller Group in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

(b)                                 The Seller Group shall have the right to deliver to Buyers from time to time one or more supplements to the Disclosure Schedule modifying any portion thereof (other than Sections 2.6(e) and 7.3 of the Disclosure Schedule) on or prior to the date that is seven (7) days prior to the Closing Date.  The Seller Group shall use its Best Efforts, as promptly practicable, to (i) determine whether any supplements to the Disclosure Schedule will be made and (ii) notify Buyers of any such supplements.  In addition, the Seller Group shall have the right to supplement the Disclosure Schedule from time to time prior to the date that is fourteen (14) days after the date of this Agreement for the purpose of adding, deleting or modifying any cross-references to other sections of the Disclosure Schedule.

(c)                                  All supplements to the Disclosure Schedule delivered to Buyers pursuant to subsection (a) or (b) of this section shall have the same effect as if the information contained in such supplements was set forth in the Disclosure Schedule on the date of this Agreement.

(d)                                 Within five (5) days of the receipt by Buyers of any supplement to the Disclosure Schedule pursuant to this Section 5.4 pursuant to which Sellers add any Contracts to Section 3.17(a) thereof, if the aggregate amount of the reasonably expected Obligations that would be assumed by Buyers pursuant to such additional Contracts, together with the Obligations that would be assumed by Buyers pursuant to any Contracts added to Section 3.17(a) of the Disclosure Schedule pursuant to any prior supplements thereto, exceeds One Hundred Fifty Thousand Dollars ($150,000), Buyers shall have the right, upon written notice delivered to Sellers within such five (5) day period to exclude certain of such Contracts from the Purchase Assets.  If Buyers deliver such notice, Buyers may exclude from the Purchased Assets such Contracts to the extent that the Obligations that Buyers would assume under such additional Contracts exceed One Hundred Fifty Thousand Dollars ($150,000), and the parties agree to negotiate in good faith to determine which of such additional Contracts Buyer will have the right to so exclude.  Such Contracts will constitute Seller Retained Contracts.

Section 5.5                                   No Solicitation.

(a)                                  Until such time as this Agreement shall be terminated pursuant to Section 9.1, no member of the Seller Group shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to, any Person (other than Buyers) relating to any purchase by a Third Party of all or a substantial portion of the Purchased Assets (other than in the Ordinary Course of Business) (such purchase being referred to herein as an “Acquisition Transaction”).

(b)                                 Notwithstanding the provisions of Section 5.5(a) or any other provision of this Agreement, within three (3) Business Days after complying with Section 5.5(c), the Seller Group may, in response to an unsolicited bona fide non-binding offer or proposal with respect to an Acquisition Transaction (an “Acquisition Proposal”) from a Person or group of Persons (a “Potential Acquirer”) that Parent’s Board of Directors determines, in good faith and after consultation with and consideration of the views of its independent financial advisors and legal counsel, would likely lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquirer.  For purposes of this Agreement, “Superior Proposal” means an Acquisition Transaction that Parent’s Board of Directors determines, taking into account all legal, financial, regulatory and other aspects of the proposal, in its good faith judgment and after consultation with and consideration of the views of its independent financial advisors and legal counsel, is (i) likely to be consummated and (ii) would, if consummated, be more favorable to Parent or Parent’s stockholders than the Contemplated Transaction.

(c)                                  The Seller Group hereby represents that there are currently no Acquisition Proposals.  The Seller Group shall notify Buyers of the terms of any Acquisition Proposal within twenty-four (24) hours of receipt or awareness of the same by any executive officer of any member of the Seller Group.

Section 5.6                                   Best Efforts.   The Seller Group shall use their Best Efforts to cause the conditions in Article VII and Section 8.3 to be satisfied.

Section 5.7                                   Payment of Liabilities; Bulk Sales Compliance.   FRC shall pay or otherwise satisfy in the Ordinary Course of Business all of its Obligations during the Pre-Closing Period.  Buyers and the Seller Group agree to use their respective Best Efforts to comply with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

Section 5.8                                   Current Evidence of Title.

(a)                                  On or before a date that is no more than thirty (30) Business Days after the date hereof, the Sellers shall furnish to Buyers, at the expense of Sellers, for each parcel of Owned Real Property, except Owned Real Property constituting Inventory:

(i)                               From a title insurance company selected by Sellers and reasonably acceptable to Buyers (the “Title Insurer”) (A) a title commitment wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance (each a “Title Commitment”), and (B) complete and legible copies of all recorded documents listed as matters to be terminated or satisfied in order to issue the policy or special exceptions thereunder (the “Recorded Documents”);

(ii)                            An appropriately certified survey made by a licensed surveyor in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA, ACSM and NSPS in 1999, which shall include Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof (each a “Survey”); and

(iii)                               Such releases, Uniform Commercial Code termination statements and other documents as may be necessary to provide reasonable evidence that all items of property, including the Real Property, and fixtures to be sold under this Agreement are free and clear of Encumbrances, other than Permitted Encumbrances.

(b)                                 Each Title Commitment shall include the Title Insurer’s requirements for issuing its title policy, which shall be met by the Seller Group on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Permitted Real Property Encumbrances and those requirements that are to be met solely by Buyers).

(c)                                  If any Title Commitment or Survey discloses any title exception (a “Title Objection”) that is not one of the Permitted Real Property Encumbrances or one that Sellers specify when delivering the Title Commitment to Buyers as one that the Sellers will cause to be deleted from the Title Commitment concurrently with the Closing, including (i) any exceptions that pertain to Encumbrances securing any loans that do not constitute an Assumed Obligation and (ii) any exceptions that Buyers reasonably believe could materially and adversely affect Buyers’ use and enjoyment of the Real Property described therein, including the ability to sell such Real Property, then Buyers shall notify the Seller Group in writing (“Buyers’ Notice”) of such matters within ten (10) Business Days after receiving all of the Title Commitments, Surveys and copies of Recorded Documents for the Owned Real Property covered thereby. Sellers shall use their Best Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment.  Any Title Objection that the Title Company is willing to insure over on terms acceptable to the Seller Group and Buyers is herein referred to as an “Insured Exception.”  The Insured Exceptions, together with any title exception or matters disclosed by the Surveys not objected to by Buyers in the manner aforesaid shall be deemed to be acceptable to Buyers.  Should the Title Insurer revise any Title Commitment to reflect any exception to title that is not a Permitted Real Property Encumbrance after the date upon which Buyers provide the Buyers’ Notice to Sellers, Buyers shall provide Sellers with written notice of such objection with ten (10) days of the date upon which the Title Insurer provides Buyers with written notice of such new exception to title.

(d)                                 In the event that Sellers are unable, by the date that is ninety (90) days after the Closing Date, to cure a Title Objection with respect to a parcel of Owned Real Property (other than Inventory) that is of such a nature and magnitude that Buyers are unable to operate the Purchased Location at which such Owned Real Property is located or to sell such Owned Real Property, Buyers may elect to exclude such Owned Real Property from the Purchased Assets by delivering written notice of such election to the Seller Group within such ninety (90) day period.  If Buyer so elects, an amount equal to fifty percent (50%) of the book value of such Owned Real Property (as set forth in the Financial Statements) shall constitute a Real Property Deduction.

Section 5.9                                   Environmental Matters.   Within ten (10) days after receipt by Buyers of any environmental site assessment report in accordance with Section 7.8, Buyers shall have the right to elect not to purchase any parcel of Owned Real Property (other than Owned Real Property constituting Inventory, as to which no such reports are required to be provided) that Buyers reasonably determine, based on the information in such report, is in such a condition that it is reasonably likely that Buyers would incur costs or expenses related to such parcel in excess of Seventy-Five Thousand Dollars ($75,000).  Buyers shall provide written notice to the Seller Group of any such election within ten (10) days after Buyers’ receipt of the applicable report under Section 7.8 and an amount equal to fifty percent (50%) of the book value of such Owned Real Property (as set forth in the Financial Statements) shall constitute a Real Property Deduction.

ARTICLE VI

COVENANTS OF BUYERS PRIOR TO CLOSING

Section 6.1                                   Required Approvals.   Buyers shall file or cause to be filed with appropriate Governmental Bodies any notifications required to be filed under applicable laws and regulations, including the HSR Act, with respect to the Contemplated Transactions.  Buyers shall use their Best Efforts to make such filings as promptly as practicable following the date hereof.  Buyers shall respond to any request for additional information made by any such Governmental Bodies and use their Best Efforts to cause the waiting period under applicable laws and regulations, including the HSR Act, to terminate or expire at the earliest possible date and to resist in good faith (including the institution or defense of legal proceedings), any assertion that the Contemplated Transactions constitute a violation of the antitrust laws, all to the end of expediting consummation of the Contemplated Transactions.  Each of Buyers, on the one hand, and the Seller Group, on the other, shall consult with the other prior to any meetings that relate to assertions by such Governmental Bodies that the Contemplated Transactions have an anticompetitive effect, by telephone or in person, with the staff of the applicable Governmental Bodies, and each of Buyers and the Seller Group shall have the right, to the extent permitted by the applicable Governmental Bodies, to have Representatives present at any such meeting.  Buyers also shall cooperate with the Seller Group and its Representatives in obtaining all other Tier 3 Consents.  Buyers shall not take, or cause or allow Clayton Homes, Inc. or any of its Subsidiaries to take, any action, including the acquisition of any business, voting securities (or other ownership interests) or assets, which could reasonably be expected to materially delay or prevent any consents, approvals or actions of any Governmental Bodies (including under the HSR Act) with respect to the Contemplated Transactions.  For avoidance of doubt, Buyers’ obligation to use their Best Efforts as set forth in this Section 6.1 shall not obligate Buyers or their Affiliates (i) to take or consent or agree to any actions that would result in a material adverse change in the benefits to Buyers of this Agreement and the Contemplated Transactions or in the failure of any of the conditions set forth in Article VII or VIII, or (ii) to dispose of or make any change to their business, expend any material funds or incur any other material burden.

Section 6.2                                   Best Efforts.   Buyers shall use their Best Efforts to cause the conditions in Article VIII and Sections 7.3 and 7.7 to be satisfied.

Section 6.3                                   Diligence.   Buyers acknowledge that the Seller Group has provided Buyers with access to certain books, Records, certain senior executives and counsel of the Seller Group as such relate to the FRC Business as conducted at the Purchased Locations and the Purchased Assets and has provided Buyers such information regarding such portion of the Business and the Purchased Assets, in each case as requested by Buyers.  Buyers shall, for twenty-one (21) days following the date of this Agreement, be permitted to perform a physical review of the individual Purchased Locations and the Inventory and, as part of their evaluation of the status of current operations, to conduct discussions with all officers and other personnel of the FRC Business and to review additional Records of the FRC Business as appropriate, as requested by Buyers. This additional due diligence beginning on the date of this Agreement is referred to herein as the “Additional Diligence.”

Section 6.4                                   Prepaid Rent Locations.   From the date of this Agreement through the date that is seven (7) days prior to the Closing Date, Buyers shall have the right to modify in writing the list of the Prepaid Rent Locations set forth in the Disclosure Schedule (which, as of the date of this Agreement, includes five (5) Purchased Locations) to add or remove Purchased Locations from such list to the extent that Buyers’ intentions with respect to which Prepaid Rent Locations it intends to continue to operate after the Closing change after the date of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE

Buyers’ obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

Section 7.1                                   Accuracy of Representations.   All of the Seller Group’s representations and warranties in this Agreement, giving effect to any supplements to the Disclosure Schedule in accordance with Section 5.4 (considered collectively), and each of such representations and warranties, giving effect to any supplements to the Disclosure Schedule in accordance with Section 5.4 (considered individually), shall have been accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the date of this Agreement, and shall be accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the time of the Closing as if then made, giving effect to any supplements to the Disclosure Schedule in accordance with Section 5.4 delivered to Buyers prior to the Closing Date.

Section 7.2                                   Seller Group’s Performance.   All of the covenants and obligations that the Seller Group is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

Section 7.3                                   Lease Consents.   Section 7.3 of the Disclosure Schedule sets forth a list of the Consents constituting Tier 3 Consents (the “Tier 3 Consents”) and a list of the Tier 3 Consents constituting Tier 1 (the “Tier 1 Consents”) and Tier 2 Consents (the “Tier 2 Consents”).  At least eight (8) of the nine (9) (the “Minimum Number of Tier 1 Consents”) Tier 1 Consents, at least ninety percent (90%) (the “Minimum Percentage of Tier 2 Consents”) of the Tier 2 Consents and at least seventy-five percent (75%) (the “Minimum Percentage of Tier 3 Consents”) of all Tier 3 Consents, including the Tier 1 Consents and the Tier 2 Consents, shall have been obtained and shall be in full force and effect.

Section 7.4                                   Additional Documents.   The Seller Group shall have caused the following documents and instruments to be delivered (or tendered subject only to Closing) to Buyers: (a) the documents and instruments required by Section 2.9; and (b) releases of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances in form and substance reasonably satisfactory to Buyers.

Section 7.5                                   No Proceedings.   Since the date of this Agreement, there shall not have been commenced or threatened against Buyers, or against any Buyer Affiliate, any Proceeding by a Governmental Body (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

Section 7.6                                   No Conflict.   Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a material violation of or cause either Buyer to suffer any material adverse consequence under any applicable Legal Requirement or Order, excluding Bulk Sales Laws.

Section 7.7                                   Governmental Authorizations.   Buyers shall have received such Governmental Authorizations as are necessary to allow Buyers to operate the Purchased Assets from and after the Closing.

Section 7.8                                   Environmental Report.   Buyers shall have received an environmental site assessment report with respect to the Owned Real Property (other than Owned Real Property constituting Inventory), which report shall be acceptable in form and substance to Buyers in their reasonable discretion.  If, based on the information contained in such report with respect to any parcel of Owned Real Property (other than Owned Real Property constituting Inventory), Buyers reasonably believe that a Phase II site assessment report is warranted, Buyers may request that Sellers obtain such a report, at Buyers’ expense.  Sellers may, but shall not be required to, obtain such a report and provide it to Buyers.  In the event that Sellers do not provide any such requested Phase II site assessment report by the Closing Date, the closing condition set forth in this Section 7.8 shall not have been satisfied, but such failure to provide such report shall not constitute a breach of or default under this Agreement.

Section 7.9                                   Title Insurance.   Buyers shall have received unconditional and binding commitments to issue policies of title insurance consistent with Section 5.8, dated the Closing Date, in the respective amounts allocated to each parcel comprising the Owned Real Property, deleting all requirements listed in ALTA Schedule B-1, amending the effective date to the date and time of recordation of the deed transferring title to the Owned Real Property to Buyers with no exception for the gap between closing and recordation, deleting or insuring over Title Objections as required pursuant to Section 5.8, and otherwise insuring Buyers’ interest in each parcel of Owned Real Property or interest therein to the extent required by Section 5.8.

Section 7.10                            No Injunctions.   There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLER GROUP’S OBLIGATION TO CLOSE

The Seller Group’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Group in whole or in part):

Section 8.1                                   Accuracy of Representations.   All of Buyers’ representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the date of this Agreement and shall be accurate in all material respects (or, in the case of any representations and warranties qualified as to materiality, in all respects) as of the time of the Closing as if then made.

Section 8.2                                   Buyers’ Performance.   All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

Section 8.3                                   Consents.   Each of the Consents identified in Section 8.3 of the Disclosure Schedule (the “Seller Group Consents”) shall have been obtained and shall be in full force and effect.

Section 8.4                                   Additional Documents.   Buyers shall have caused the documents and instruments required by Section 2.10 to be delivered (or tendered subject only to Closing) to Sellers and Parent.

Section 8.5                                   No Proceedings.   Since the date of this Agreement, there shall not have been commenced or threatened against any member of the Seller Group, or against any of their Affiliates, any Proceeding by a Governmental Body (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that would have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

Section 8.6                                   No Injunctions.   There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1                                   Termination Events.   By written notice given prior to or at the Closing (except as otherwise provided), subject to Section 9.2, this Agreement may be terminated as follows:

(a)                                  By Buyers if a material Breach of any provision of this Agreement has been committed by the Seller Group and such Breach has not been waived by Buyers;

(b)                                 By the Seller Group if a material Breach of any provision of this Agreement has been committed by Buyers and such Breach has not been waived by the Seller Group;

(c)                                  By Buyers if any condition in Article VII has not been satisfied as of the date specified for Closing in Section 2.8 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyers to comply with their obligations under this Agreement), and Buyers have not waived such condition on or before such date;

(d)                                 By the Seller Group if any condition in Article VIII has not been satisfied as of the date specified for Closing in Section 2.8 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Seller Group to comply with their obligations under this Agreement), and the Seller Group has not waived such condition on or before such date;

(e)                                  By mutual consent of Buyers and the Seller Group;

(f)                                    By Buyers within twenty-one (21) days following the date of execution of this Agreement in the event that Buyers are not reasonably satisfied with the results of their continuing business due diligence regarding solely the Additional Diligence;

(g)                                 By the Seller Group if any Person shall have made a bona fide offer for an Acquisition Transaction, provided that the Board of Directors of Parent determines in good faith (i) that such Acquisition Transaction is a Superior Proposal and (ii) that, based upon the advice of outside counsel, failure to take such action would likely violate its fiduciary duties under applicable law; provided however, that (1) not less that four (4) Business Days prior to such termination the Seller Group shall notify Buyers of its intention to terminate this Agreement pursuant to this Section 9.1(g), (2) to the extent reasonably requested by Buyers, shall cause its financial and legal advisors to negotiate during such four (4) Business Day period with Buyers concerning adjustments in the terms and conditions of this Agreement as would enable the Seller Group to proceed with the Contemplated Transactions on adjusted terms, and (3) if Buyers make a bona fide written offer of any such adjustments prior to the expiration of such four (4) Business Day period, the Board of Directors of Parent still concludes in good faith that the Contemplated Transaction, even on such adjusted terms, is not more favorable to the stockholders of Parent than such other offer;

(h)                                 By Buyers within five (5) days after the delivery by the Seller Group to Buyers of any supplement to the Disclosure Schedule in accordance with Section 5.4, if the cumulative effect of such supplement, together with all such supplements delivered prior to such time, would reasonably be expected to materially and adversely affect the matters addressed in the representations and warranties to which such supplement relates and is such that it is not reasonably expected to be cured prior to the Closing Date;

(i)                                     By Buyers if the Closing has not occurred on or before September 1, 2005, or such later date as the parties may agree upon, unless Buyers are in material Breach of this Agreement; or

(j)                                     By the Seller Group if the Closing has not occurred on or before September 1, 2005, or such later date as the parties may agree upon, unless a member of the Seller Group is in material Breach of this Agreement.

Section 9.2                                   Effect of Termination.

(a)                              Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article XII (except for those in Section 12.5) will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

(b)                             If (i) this Agreement is terminated by the Seller Group pursuant to Section 9.1(g), or (ii) the Seller Group has provided notice of an Acquisition Proposal to Buyers and this Agreement is later terminated pursuant to Section 9.1(a), (d) (but only if based solely upon a failure of the condition set forth in Section 8.6 due to an injunction or other Order obtained by or entered on behalf of a Person other than a Governmental Body), (i) or (j) and within six (6) months following the date of such termination Sellers consummate the sale of all or substantially all of the Purchased Assets, the Seller Group will promptly pay to Buyers a termination fee equal to Three Million Seven Hundred Thousand Dollars ($3,700,000) in immediately available funds.

ARTICLE X

ADDITIONAL COVENANTS

Section 10.1                            Offers of Employment.   The Seller Group acknowledges that Buyers shall have no obligation to offer employment to any Employees.  The Seller Group and their Affiliates agree to release from their employment those Employees who are offered and accept employment with either Buyer (“Hired Employees”) to enable them to commence their employment with such Buyer.  Effective on the date on which a Hired Employee commences work for either Buyer (the “Employment Date”), each of the Hired Employees shall be deemed to have terminated employment with the Seller Group and its Affiliates for all purposes under the Seller Employee Plans.

Section 10.2                            Benefits and Employment Conditions of Hired Employees.

(a)                                  Any defined contribution plans of the Seller Group (the “Seller Group Defined Contribution Plans”) will provide for the distribution to or on behalf of the Hired Employees of their vested account balances in accordance with such Seller Group Defined Contribution Plans’ regular distribution rules for employees whose employment with the Seller Group and its Affiliates (or any of them) has terminated, provided that Sellers reasonably determine in good faith that such distributions will not adversely affect the qualified status of the Seller Group Defined Contribution Plans under Sections 401(a) and (k) of the Code.  Effective on the Closing Date, the Seller Group shall cause each Hired Employee to be fully vested and have a nonforfeitable right to receive such distributions.

(b)                                 Buyers shall provide each Hired Employee with credit for all years of service with the Seller Group and its Affiliates for which credit was given by the Seller Group and its Affiliates under its Seller Employee Plans prior to the Closing Date under each plan, program or arrangement (including any vacation policy) of Buyers in which such Hired Employees become eligible to participate for all purposes (other than for purposes of benefit accrual or benefit entitlements); provided, however, that in no event shall the Hired Employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of service.

(c)                                  As of his or her Employment Date, each Hired Employee will be eligible to enroll in such welfare benefit plans as may be established by Buyers and as to which Buyers shall determine such Hired Employee is eligible.  Buyers will cause such Buyers’ plans to waive any pre-existing conditions, subject to the limitations of Buyers’ current welfare benefit plans.  Hired Employees will not be given credit for any deductible or out-of-pocket limits under any welfare benefit plans of the Seller Group.  Buyers shall be responsible for all liabilities with respect to the Hired Employees and their covered dependents under its welfare benefit plans for expenses incurred (whether or not reported) on and after the Employment Date.  Any benefits provided by either Buyer pursuant to this paragraph are subject to each Buyer’s right to amend or terminate such plans at any time.

Section 10.3                            Access to Employee Information.  After the Closing Date, the parties hereto will cooperate with each other in the administration of any applicable Seller Employee Plans and programs.  To the extent permitted by Legal Requirements, at the Closing or within a reasonable time after the Closing, the Seller Group will provide to Buyers the necessary employee data, including personnel and benefit information, maintained with respect to the Hired Employees by the Seller Group or by its independent contractors, such as insurance companies and actuaries.  In addition, prior to the Closing Date, the Seller Group shall provide to Buyers any information necessary to enable Buyers to procure benefit plan coverage for the Hired Employees, to be effective as of the Closing Date.

Section 10.4                            Payment of All Taxes Resulting from Sale of Purchased Assets by Seller Group.   The Seller Group shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

Section 10.5                            Payment of Other Retained Obligations.   In addition to payment of Taxes pursuant to Section 10.4, the Seller Group shall pay, or make adequate provision for the payment, in full all of the Retained Obligations and other Obligations of the Seller Group under this Agreement.

Section 10.6                            Removing Excluded Assets.   On or before the Closing Date, Sellers shall remove all Excluded Assets, if any, from all Facilities.  Such removal shall be done in such manner as to avoid any damage to the Facilities and any disruption of the FRC Business operations to be conducted by Buyers after the Closing.  Any damage to the Purchased Assets or to the Facilities resulting from such removal shall be paid by the Seller Group at the Closing.  Should Sellers fail to remove the Excluded Assets as required by this Section, Buyers shall have the right, but not the obligation, (a) to remove the Excluded Assets at the Seller Group’s sole cost and expense, (b) to store the Excluded Assets and to charge the Seller Group all storage costs associated therewith, (c) if such Excluded Assets have not been removed by the date that is sixty (60) days after the Closing Date, to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property, or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.  The Seller Group shall promptly reimburse Buyers for all costs and expenses incurred by Buyers in connection with any Excluded Assets not removed by Sellers on or before the Closing Date.

Section 10.7                            Customer and Other Business Relationships; Retailer Warranties.   After the Closing, the Seller Group will cooperate with Buyers, at Buyers’ reasonable request, in order to assist Buyers in operating the FRC Business in the period immediately following the Closing without unreasonable disruption, and in their efforts to continue and maintain for the benefit of Buyers those business relationships of Sellers existing prior to the Closing and relating to the FRC Business to be operated by Buyers after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others.  Buyers shall reimburse the Seller Group for its costs, including an appropriate allocation of employee compensation for any operational services, incurred in such cooperation promptly upon receipt of invoices therefor from the Seller Group.  From and after the Closing, Buyers will perform all work required under the terms of all retailer warranties with respect to manufactured homes sold by Sellers prior to the Closing, and the Seller Group shall reimburse Buyers for Buyers’ costs, including an appropriate allocation of employee compensation, incurred in doing so promptly upon receipt of invoices therefor from Buyers.

Section 10.8                            Post-Closing Access.   The parties acknowledge that the Seller Group and Buyers may need tax, financial or other data or Records after the Closing Date with respect to the Purchased Assets for a period during which the Purchased Assets were owned by the other party (a) in order to facilitate the preparations of Tax Returns, (b) in connection with any audit, investigation, litigation, amended return, claim for refund or any Proceeding in connection therewith or to comply with the rules and regulations of the Internal Revenue Service, the SEC or any other Governmental Body, or (c) in connection with any other Third Party Proceeding or threatened Proceeding.  Each party will render to the other Party and its Representatives reasonable cooperation and will afford reasonable access during normal business hours to all books, Records and personnel concerning use and ownership of the Purchased Assets and the operation and conduct of the Purchased Assets with respect to periods during which the Purchased Assets were owned by the other party to the extent reasonably required for such purposes; provided, however, that such access does not unreasonably interfere with the normal operations of the business of the party providing access.  Except for negligence of persons other than the party requesting access or its Representatives, the party requesting access shall hereby indemnify and hold the other party and its Representatives and Affiliates harmless against any and all losses, liabilities, expenses and damages or actions or claims with respect thereto resulting from claims suffered or incurred by any of them arising out of or with respect to the exercise of the rights under this Section 10.8 by the party requesting access or its Representatives or the mere presence of any of them upon any property owned or leased by the party providing access.  The party requesting access shall cause such Representatives to abide by the rules and regulations regarding safety, security and operations of the party providing access.  Nothing in this Section 10.8 shall impose on any party any record retention obligations in excess of the current practices of such party.

Section 10.9                            Further Assurances.   The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement or any Ancillary Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 10.10                     Confidential Memorandum, Etc.   Buyers agree that neither the Seller Group nor any Affiliate thereof will be subject to any liability to Buyers or any other Person resulting from the distribution to Buyers, or Buyers’ use of, the confidential Memorandum prepared by Lehman Brothers, Inc. dated April 2005, relating to the FRC Business or any document or material made available to Buyers in certain “data rooms,” management presentations or any other form in expectation of or negotiations related to the Contemplated Transactions.  In connection with Buyers’ investigation of the FRC Business, Buyers may have received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the FRC Business or the Purchased Assets.  Buyers acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyers are familiar with such uncertainties, that Buyers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumption underlying such estimates, projections and forecasts), and that Buyers shall have no claim against the Seller Group or its Affiliates with respect thereto. Accordingly, the Seller Group makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 10.11                     Limited Trademark Usage.   The Seller Group hereby grants Buyers the limited, non-exclusive, fully paid up, royalty free right to use the FLEETWOOD HOME CENTER, FLEETWOOD HOMES and EXPRESSION HOMES service marks and trademarks, and all other related service marks and trademarks of the Seller Group in use by the Seller Group at the Purchased Locations as of the Closing Date, on the following terms and conditions, for a period not to exceed three (3) months from the Closing Date. Usage of such trademarks and service marks by the Buyers is limited to use in the Ordinary Course of Business at or in connection with the Purchased Locations. Usage of the marks is for a transitional purpose after the Closing only, and is limited to signage, Inventory, brochures, and printed advertising materials and the like, already in existence at the time of the Closing, and does not extend to the creation of additional signage or materials. Buyers may not alter the marks or signage in any manner, and Buyers may not alter the Inventory, brochures, or advertising materials or the like, in any manner which alters the commercial impression of the marks. This covenant shall expire at the earlier of either the exhaustion of the aforesaid materials and removal of the signage, or three (3) months from the Closing Date, whichever occurs first.

Section 10.12                     Future Licenses.   If requested by Buyers, the Seller Group agrees to negotiate in good faith a service mark license for any of the Purchased Locations of Buyers which exclusively sell manufactured homes manufactured by the Seller Group. The Seller Group and Buyers agree that the terms and conditions of any such licenses will be generally consistent with the terms and conditions of comparable licenses.

ARTICLE XI

INDEMNIFICATION; REMEDIES

Section 11.1                            Survival.   All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.9 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.6. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 11.2                            Indemnification and Reimbursement by the Seller Group.   Subject to the provisions of Section 11.1, each member of the Seller Group, jointly and severally, will indemnify and hold harmless Buyers, and their Representatives, shareholders, Subsidiaries and Affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses but excluding consequential and punitive damages (other than consequential and punitive damages constituting a part of a Third-Party Claim) and net of any insurance proceeds and payments from any other responsible parties), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)                                  any Breach of any representation or warranty made by any member of the Seller Group in (i) this Agreement (giving effect to any supplement to the Disclosure Schedule through the Closing Date), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered pursuant to Section 2.9 (for this purpose, each such certificate will be deemed to have stated that the representations and warranties of the Seller Group in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date, giving effect to all supplements to the Disclosure Schedule through the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any Ancillary Agreement; or (vi) the Bill of Sale;

(b)                                 any Breach of any covenant or obligation of any member of the Seller Group in this Agreement, the certificates delivered pursuant to Section 2.9, any Ancillary Agreement or the Bill of Sale;

(c)                                  any Obligation arising out of the ownership or operation of the FRC Business or the Purchased Assets prior to the Effective Time other than the Assumed Obligations;

(d)                                 any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any member of the Seller Group (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)                                  any matter disclosed in Sections 3.10, 3.14, 3.18, 3.19 or 3.22 of the Disclosure Schedule;

(f)                                    any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(g)                                 any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss,” as defined by 29 U.S.C. sec. 2101(a)(6), caused by or resulting from any action of Sellers prior to the Effective Time or the Contemplated Transactions;

(h)                                 any Seller Employee Plan established or maintained by the Seller Group;

(i)                                     any manufacturer’s or retailer’s warranty obligations relating to a manufactured home or other product or component thereof manufactured or sold by, or any services provided by, Sellers, in the course of operation of the FRC Business, prior to the Effective Time; or

(j)                                     any Retained Obligations.

Section 11.3                            Indemnification and Reimbursement by Buyers.   Buyers will indemnify and hold harmless the Seller Group, and their Representatives, shareholders, Subsidiaries and Affiliates (collectively, the “Seller Indemnified Person”) and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a)                                  any Breach of any representation or warranty made by Buyers in this Agreement, in any certificate delivered by Buyers pursuant to this Agreement, or in any Ancillary Agreement;

(b)                                 any Breach of any covenant or obligation of Buyers in this Agreement, in any certificate delivered by Buyers pursuant to this Agreement, or in any Ancillary Agreement;

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyers (or any Person acting on Buyers’ behalf) in connection with any of the Contemplated Transactions;

(d)                                 any Obligation arising out of the ownership or operation of the Purchased Assets after the Effective Time other than the Retained Obligations;

(e)                                  any Assumed Obligations; or

(f)                                    any liability arising out of Buyers’ or their Representatives’ exercise of Buyers’ rights under Section 5.2.

Section 11.4                            Limitations on Amount – the Seller Group.   The Seller Group shall have no liability with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed Two Hundred Fifty Thousand Dollars ($250,000).  The Seller Group will have no liability for claims and/or Damages arising under this Agreement or the Contemplated Transactions to the extent such claims and/or Damages exceed Thirty-Seven Million Dollars ($37,000,000).  However, this Section 11.4 will not apply to claims under Section 11.2(b) through (i) or to matters arising in respect of Sections 3.5 or 3.10, or to any intentional Breach by any member of the Seller Group of any covenant or obligation, and each member of the Seller Group will be jointly and severally liable for all Damages with respect to such Breaches.

Section 11.5                            Limitations on Amount – Buyers.   Buyers will have no liability (for indemnification or otherwise) with respect to claims under Section 11.3(a) until the total of all Damages with respect to such matters exceeds Two Hundred Fifty Thousand Dollars ($250,000) and then only for the amount by which such Damages exceed Two Hundred Fifty Thousand Dollars ($250,000).  Buyers will have no liability for claims and/or Damages arising under this Agreement or the Contemplated Transactions to the extent such claims and/or Damages exceed Thirty-Seven Million Dollars ($37,000,000).  However, this Section 11.5 will not apply to claims under Section 11.3(b) through (g) or matters arising in respect of Section 4.7 or to any intentional Breach by Buyers of any covenant or obligation, and Buyers will be liable for all Damages with respect to such Breaches.

Section 11.6                            Time Limitations.

(a)                                  If the Closing occurs, the Seller Group will have liability with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4 and Articles X and XII, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Section 3.10, as to which a claim may be made until the date that is ninety (90) days after the last day on which any Tax may be validly assessed by a proper taxing authority, and those in

Section 3.18, as to which a claim may be made at any time prior to September 1, 2009, and those in Sections 3.5 and 3.12 as to which a claim may be made at any time prior to the expiration of the applicable statute of limitations), only if on or before September 1, 2007, any Buyer Indemnified Person notifies the Seller Group of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by such Buyer Indemnified Person.

(b)                                 If the Closing occurs, Buyers will have liability with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Articles X and XII, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth in Section 4.7, as to which a claim may be made at any time prior to the expiration of the applicable statute of limitations), only if on or before September 1, 2007, the Seller Group notifies Buyers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Sellers or Parent.

Section 11.7                            Third-Party Claims.

(a)                                  Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)                                 If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.7(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.

(c)                                  Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)                                 Notwithstanding the provisions of Section 12.4, each member of the Seller Group hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein.

(e)                                  With respect to any Third-Party Claim subject to indemnification under this Article XI (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)                                    With respect to any Third-Party Claim subject to indemnification under this Article XI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.  In connection therewith, each party agrees that (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 11.8                            Other Claims.   A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

Section 11.9                            Indemnification as Exclusive Remedy.   Buyers and the Seller Group hereby agree that, after the Closing, indemnification as provided for in this Article XI shall be their sole and exclusive remedy for any claims made pursuant to this Agreement or the

Contemplated Transactions.  To the extent that any provision of this Agreement may be interpreted to conflict with this Section, this Section shall govern to the exclusion of all others.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1                            Expenses.   Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Sellers will pay all amounts payable to the Title Insurer in respect of the Title Commitments, copies of exceptions and the Title Policy, including premiums (including premiums for endorsements) and search fees.  Buyers will pay one-half and Sellers will pay one-half of the HSR Act filing fee, any escrow fees charged by the Title Insurer and any state or local documentary transfer or stamp taxes assessed in connection with the transactions contemplated under this Agreement.  Buyers will pay any document recording charges assessed by the recording agencies in connection with recording of the general warranty deeds transferring the interests of Sellers in the Owned Real Property and any intangibles, taxes or other similar charges in connection with any security deeds or similar instruments.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

Section 12.2                            Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which shall be agreed to by each of Buyers and Parent.  Buyers acknowledge that this Agreement is a “material agreement” that Parent is required to describe in a Current Report on Form 8-K filed with the SEC no later than four Business Days after the date of execution of this Agreement, and that Parent must file this Agreement with the SEC as an exhibit to its next periodic report filed with the SEC, if not filed with the Form 8-K.  Buyers agree that Parent may file a copy of this Agreement with such Form 8-K or with its next periodic report, at Parent’s option.  Thereafter, unless otherwise required by an applicable Legal Requirement or the requirements of the New York Stock Exchange, each of Parent and Buyers shall use its or their commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Contemplated Transactions.

Section 12.3                            Notices; Designation of Contacts.   All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Parent and Sellers:

Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, California 92503

Attention: Leonard J. McGill, Esq.

Senior Vice President, General Counsel and Secretary

Fax no.: (951) 977-2097

with a copy to:

Nelson Mullins Riley & Scarborough, L.L.P.

151 Meeting Street, Suite 600

Charleston, South Carolina 29401-2239

Attention: Michael D. Bryan, Esq.

Fax no.: (843) 720-4349

CMH Homes, Inc.

5000 Clayton Road

Maryville, TN 37804

Attention: Hugh T. Statum, III

Fax no.: (865) 380-3788

CMH of KY., Inc.

5000 Clayton Road

Maryville, TN 37804

Attention: Hugh T. Statum, III

Fax no.: (865) 380-3788

with a copy to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue

Los Angeles, CA 90071

Attention: Mary Ann Todd, Esq.

Fax no.: (213) 687-3702

Following the Closing, Buyers may direct any Third Party inquires made to Buyers or their Affiliates regarding any Retained Obligations to Ross Burgdorf, Controller, Fleetwood Retail Corp., 10700 North Freeway, Suite 900, Houston, TX 77037, (713) 331-2250 or such other Person as may be designated from time to time.

Following the Closing, Sellers may direct any Third Party inquires made to Sellers or their Affiliates regarding any Assumed Obligations to Hugh T. Statum, III at Clayton Homes, Inc., 5000 Clayton road, Maryville, TN 37804, (865) 380-3116.

Section 12.4                            Jurisdiction; Service of Process.   Solely for any Proceeding arising out of or relating to this Agreement, any Ancillary Agreement or any Contemplated Transaction, the parties hereto agree that such Proceeding may be brought in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

Section 12.5                            Enforcement of Agreement.   Buyers, Sellers and Parent acknowledge and agree that either party (Buyers on the one hand or Sellers and Parent, collectively, on the other hand) would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which either party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 12.6                            Waiver.   Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.7                            Entire Agreement and Modification.   This Agreement and the Confidentiality Agreement supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof (including any letter of intent between Buyers and Parent) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 12.8                            Disclosure Schedule.

(a)                                  The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers and Parent as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)                                 Any capitalized and undefined term used in the Disclosure Schedule shall have the same meaning assigned to such term herein.

(c)                                  Unless expressly labeled within the Disclosure Schedule as being “material,” the description or listing of a matter, event or thing within the Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material” for purposes of determining termination or indemnification based on materiality.

(d)                                 Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

Section 12.9                            Assignments, Successors and Third-Party Rights.   No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9.

Section 12.10                     Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.11                     Interpretation.

(a)                                  In this Agreement, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa,

(ii)                                  reference to any Person includes such Person’s successors and assigns, but only to the extent that such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually,

(iii)                               reference to any gender includes each other gender,

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof,

(v)                                 reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision,

(vi)                              “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof,

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term,

(viii)                        “or” is used in the inclusive sense of “and/or,”

(ix)                                with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding,” and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)                                 Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c)                                  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

Section 12.12                     Time of Essence.   With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.13                     Governing Law.   This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

Section 12.14                     Confidentiality Agreement.   Clayton Homes, Inc. and Parent are parties to a Mutual Confidentiality Agreement dated as of December 22, 2004, (the “Confidentiality Agreement”).  Buyers and the Seller Group hereby agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms notwithstanding the execution of this Agreement and the consummation of the Contemplated Transactions, except that the term “Proprietary Information” therein shall be deemed to include information provided by the parties to each other pursuant to terms of this Agreement and in connection with the Contemplated Transactions.

Section 12.15                     Execution of Agreement.   This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CMH HOMES, INC.		FLEETWOOD ENTERPRISES, INC.

By:	/s/ David M. Booth	By:	/s/ Leonard J. McGill
	David M. Booth, President		Leonard J. McGill, Senior Vice President, General Counsel and Secretary

CMH OF KY., INC.		FLEETWOOD RETAIL CORP.

By: /s/ David M. Booth		By:	/s/ Leonard J. McGill
	David M. Booth, President		Leonard J. McGill, Secretary

EXPRESSION HOMES CORPORATION

		By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL INVESTMENT CORP.

		By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF ALABAMA

		By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF ARIZONA

		By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF ARKANSAS

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF CALIFORNIA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF COLORADA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF FLORIDA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF GEORGIA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF IDAHO

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF ILLINOIS

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF KANSAS

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF KENTUCKY

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF LOUISIANA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF MICHIGAN

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF MISSISSIPPI

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORPORATION OF MISSOURI

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD HOME CENTERS OF NEVADA, INC.

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF NEW MEXICO

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF NORTH CAROLINA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF OHIO

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF OLKAHOMA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF OREGON

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF SOUTH CAROLINA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF TENNESSEE

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD HOME CENTERS OF TEXAS, INC.

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF VIRGINIA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF WASHINGTON

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

FLEETWOOD RETAIL CORP. OF WEST VIRGINIA

By:	/s/ Leonard J. McGill
Leonard J. McGill, Secretary

EXHIBIT B

INTERIM STOCKING AGREEMENT

THIS INTERIM STOCKING AGREEMENT (this “Agreement”) is made and entered into as of                           , 2005, by and among CMH Homes, Inc., a Tennessee corporation (“CMH Homes”), CMH of KY., Inc., a Kentucky corporation (“CMH of KY” and, collectively with CMH Homes, “Buyers” and each individually, a “Buyer”), and Fleetwood Enterprises, Inc., a Delaware corporation (“FEI”).

WITNESSETH:

WHEREAS, Buyers, FEI, and certain subsidiaries of FEI (“Sellers”), have entered into an Asset Purchase Agreement dated as of                                , 2005, (the “Purchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement), wherein Sellers have agreed to sell, transfer and convey to Buyers the Purchased Assets and Buyers have agreed to assume the Assumed Obligations; and

WHEREAS, Buyers wish to stock the Product (as hereinafter defined) and FEI wishes to provide Buyers with the Product from the Closing Date through the Stocking Service Termination Date (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Services; Limitations.

(a)           Buyers shall stock in the Purchased Locations the manufactured homes produced by FEI (the “Product”) subject to the following terms and conditions:

(i)            during the period of time within three (3) months of the Closing Date, Buyers shall stock the Product from FEI in quantities equal to at least eighty percent (80%) of the then existing total number of manufactured homes in inventory for each Purchased Location; and

(ii)           during the period of time more than three (3) months after the Closing Date but within six (6) months of the Closing Date, Buyers shall stock the Product from FEI in quantities equal to at least sixty percent (60%) of the then existing total number of manufactured homes in inventory for each Purchased Location.

The date six (6) months from the Closing Date shall be known as the Stocking Service Termination Date.

FEI hereby agrees to provide the Product to the Buyers in the quantities as described in this Section 1 of the Agreement.

(b)           Buyers and FEI shall each designate in writing a representative to act as its primary contact person for the provision of the Product (each such person being a “Responsible Person”). The initial Responsible Person for Buyers shall be                                     or his designee and for FEI shall be                                     or his designee.

2.             Term of Agreement/Services. This Agreement shall commence on the Closing Date and continue through the Stocking Service Termination Date. The obligations to purchase and stock the Product by Buyers and to provide the Product by FEI shall commence on the Closing Date and continue through the Stocking Service Termination Date.

3.             Amendment. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

4.             Enforcement of Agreement.  Buyers and FEI acknowledge and agree that either party (Buyers on the one hand or FEI on the other hand) would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

5.             Applicable Law. This Agreement shall be governed by and construed under the laws of the State of                  without regard to conflicts-of-law principles that would require the application of any other law.

6.             Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.             Entire Understanding. This Agreement and the Purchase Agreement set forth the entire agreement and understanding of the Seller Group and Buyer with respect to the subject matter hereof and this Agreement and the Purchase Agreement supersede any and all prior agreements, arrangements and understandings among such parties.

8.             Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full

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force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

CMH Homes, Inc.	Fleetwood Enterprises, Inc.

By:	By:

Name and Title	Name and Title

CMH of KY., Inc.

By:

Name and Title

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EXHIBIT C

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of                                     , 2005, by and among CMH Homes, Inc., a Tennessee corporation (“CMH Homes”), CMH of KY., Inc., a Kentucky corporation (“CMH of KY” and, collectively with CMH Homes, “Buyers” and each individually, a “Buyer”), Fleetwood Enterprises, Inc., a Delaware corporation (“Parent”), Fleetwood Retail Corp., a Delaware corporation (“FRC”), and the FRC Affiliates listed on the Disclosure Schedule to the hereinafter defined Purchase Agreement (the “FRC Affiliates” and together with FRC, “Sellers” and each individually, a “Seller”).

WHEREAS, Buyers, Parent and Sellers have entered into an Asset Purchase Agreement, dated as of                                     , 2005 (the “Purchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement), which provides, as a closing condition, that the Seller Group and Buyers execute and deliver this Agreement;

WHEREAS, as a material inducement to Buyers to enter into the Purchase Agreement and in order to preserve the value of the manufactured housing retail sales business that is being purchased by Buyers pursuant to the Purchase Agreement (the “Purchased Business”), each member of the Seller Group is willing to agree to refrain, and to cause its Affiliates to refrain from competing with Buyers and Buyers’ Affiliates under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in order to induce Buyers to proceed with the Closing and in consideration of the mutual agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

1.             Non-competition.

(a) Each member of the Seller Group hereby covenants and agrees that for a period of seven (7) years from and after the Closing Date, the Seller Group shall not, nor shall it permit any of its Affiliates to, anywhere in the United States, (i) compete, in whole or in part, directly or indirectly, with Buyers or any Affiliate of Buyers in the Purchased Business, (ii) except as permitted by the terms hereof, otherwise own any interest in any Person engaged in any business that competes, in whole or in part, directly or indirectly, with the Purchased Business (a “Competitor”), (iii) except in the current Ordinary Course of Business of the Seller Group or any of its Affiliates, lend money to or guarantee the debts or obligations of, any Competitor or (iv) otherwise finance, participate in the management of or control of, be associated with or render services or assistance to, any Competitor.

(b) Notwithstanding anything to the contrary in Section 1(a), any member of the Seller Group and any Affiliates thereof may:  (i) sell, to retail customers or otherwise, Seller

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Retained Inventory; (ii) sell, to retail customers or otherwise, existing Inventory retained by Seller at ADI Locations; (iii) allow independent dealers to license or otherwise use the Fleetwood trademarks and service marks to advertise Fleetwood manufactured products, (iv) market and sell Fleetwood manufactured products to retailers of such products, promote Fleetwood products to ultimate purchasers, promote such sales through marketing and promotional programs through and in cooperation with independent dealers, and to lend floor plan assistance, including guarantees of same, to independent dealers in furtherance thereof, (v) own less than five percent (5%) of any class of securities of any corporation or other entity (but without participating in the activities of such entity) if such securities are listed on a national ore regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, and (vi) acquire and operate one or more entities which have manufactured housing retail sales operations which account for less than twenty-five percent (25%) of the entities’ overall revenues, provided that said manufactured housing retail sales operations must be divested within six months of the closing of said acquisition.

2.             Non-Solicitation.

(a)  The Seller Group hereby covenants and agrees that, for a period of three (3) years from and after the Closing Date, the Seller Group shall not, nor shall it permit any of its Affiliates to, (i) solicit for employment any Hired Employee then employed by Buyers or their Affiliates, or (ii) induce or attempt to induce any customer or supplier of the Purchased Business to cease doing business with Buyers or any of their Affiliates in connection with the Purchased Business or interfere with the relationship between any such customer or supplier and the Buyers or any of their Affiliates.  The foregoing notwithstanding, it is understood and agreed that this Section 2(a) shall not be construed so as to interfere with Parent’s conduct of its business as a manufacturer of manufactured homes and, thus, a competitor of suppliers of the Purchased Business.

(b)  Buyers hereby covenant and agree that, except as provided in Section 10.1 of the Purchase Agreement, for a period of three (3) years from and after the Closing Date, Buyers shall not, nor shall they permit their Affiliates to, solicit for employment any employee of the Seller Group or an Affiliate thereof then employed by any member of the Seller Group or any Affiliate thereof.

(c)  Nothing in this Agreement shall restrict any party from hiring any individuals who (i) approach such party other than as a result of any solicitation of such individual, or (ii) approach such party as a result of any general solicitation (such as a published advertisement).

3.             Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and

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marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number or person as a party may designate by notice to the other parties):

Seller Group:

Fleetwood Enterprises, Inc.

3125 Myers Street

Riverside, California 92503

Attention: Leonard J. McGill, Esq.

Senior Vice President, General Counsel and Secretary

Fax no.: (951) 977-2097

with a copy to:

Nelson Mullins Riley & Scarborough, L.L.P.

151 Meeting Street, Suite 600

Charleston, South Carolina 29401-2239

Attention: Michael D. Bryan, Esq.

Fax no.: (843) 720-4349

Buyers:

CMH Homes, Inc.

CMH of KY., Inc.

5000 Clayton Road

Maryville, TC 27804

Attention: Hugh T. Statum, III

Fax no.: (865) 380-3788

with a copy to:

Munger, Tolles & Olson LLP

355 S. Grand Avenue

Los Angeles, CA 90071

Attention: Mary Ann Todd

Fax no.: (213) 683-4020

[insert jurisdiction and service of process provisions from Purchase Agreement or provide in Purchase Agreement that Section 12.4 covers this agreement as well]

4.             Amendment. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

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5.             Enforcement of Agreement.  Buyers and the Seller Group acknowledge and agree that either party (Buyers on the one hand or the Seller Group on the other hand) would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

6.             No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

7.             Applicable Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law.

8.             Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.             Entire Understanding. This Agreement and the Purchase Agreement set forth the entire agreement and understanding of the Seller Group and Buyers with respect to the subject matter hereof and this Agreement and the Purchase Agreement supersede any and all prior agreements, arrangements and understandings among such parties.

10.          Assignments, Successors and Third-Party Rights.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that either or both Buyers may assign their rights hereunder to one or more of their Affiliates.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.

11.          Severability.  Wherever possible, each provision of this Agreement will be interpreted in a manner to be effective and valid, but if any provision is held invalid or unenforceable by any court of competent jurisdiction, then such provision will be ineffective only to the extent of such invalidity or unenforceability, without invalidating or affecting in any manner the

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remainder of such provision or the other provisions of this Agreement.  If any provisions of Section 1 of this Agreement are held to be unreasonable, arbitrary, invalid or unenforceable, such provisions will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Seller Group to the greatest extent permissible.

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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

CMH Homes, Inc.	Fleetwood Enterprises, Inc.

By:	By:

Name and Title	Name and Title

CMH of KY., Inc.	Fleetwood Retail Corp.

By:	By:

Name and Title	Name and Title

[FRC Affiliates]

By:

Name and Title

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